U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 10/A





                   GENERAL FORM FOR REGISTRATION OF SECURITIES
              PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                            Fauquier Bankshares, Inc.
             (Exact name of registrant as specified in its charter)


          Virginia                                       54-1288193
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)


10 Court House Square, Warrenton, Virginia                            20186
(Address of principal executive offices)                             (Zip Code)

                                 (540) 347-2700
                         (Registrant's telephone number)

Securities to be registered under Section 12(b) of the Act:   None

Securities to be registered under Section 12(g) of the Act:

                     Common Stock, par value $3.13 per share
                                (Title of Class)

                                TABLE OF CONTENTS



ITEM 1.      BUSINESS.............................................................................................3
ITEM 2.      FINANCIAL INFORMATION...............................................................................11
ITEM 3.      PROPERTIES..........................................................................................39
ITEM 4.      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................................39
ITEM 5.      DIRECTORS AND EXECUTIVE OFFICERS....................................................................41
ITEM 6.      EXECUTIVE COMPENSATION..............................................................................45
ITEM 7.      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................50
ITEM 8.      LEGAL PROCEEDINGS...................................................................................51
ITEM 9.      MARKET PRICE OF AND DIVIDENDS ON BANKSHARES'COMMON EQUITY AND RELATED
             STOCKHOLDER MATTERS.................................................................................51
ITEM 10.     RECENT SALES OF UNREGISTERED SECURITIES.............................................................52
ITEM 11.     DESCRIPTION OF BANKSHARES'SECURITIES TO BE REGISTERED...............................................52
ITEM 12.     INDEMNIFICATION OF DIRECTORS AND OFFICERS...........................................................55
ITEM 13.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA........................................................F-1
ITEM 14.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
             DISCLOSURE .........................................................................................56
ITEM 15.     FINANCIAL STATEMENTS AND EXHIBITS...................................................................57



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



ITEM 1.  BUSINESS

GENERAL

Fauquier Bankshares, Inc. ("Bankshares") was incorporated under the laws of the Commonwealth of Virginia on January 13, 1984. Bankshares is a registered bank holding company and owns all of the voting shares of The Fauquier Bank ("TFB"). Bankshares engages in its business through TFB, a Virginia state-chartered bank that commenced operations in 1902. Bankshares has no significant operations other than owning the stock of TFB. Bankshares has issued and outstanding 1,823,129 shares of common stock, par value $3.13 per share, held by 430 holders of record on March 11, 1999.

TFB has six full service branch offices located in the Virginia communities of Warrenton, Catlett, The Plains, Manassas and New Baltimore, in addition to the main office branch located in Warrenton, Virginia. The executive offices of Bankshares and the main office of TFB are located at 10 Court House Square, Warrenton, Virginia 20186.

THE FAUQUIER BANK

TFB's general market area principally  includes  Fauquier County and neighboring
communities  and  is  located   approximately  sixty  (60)  miles  southwest  of
Washington, D.C.

TFB provides a range of consumer and commercial banking services to individuals, businesses and industries. The deposits of TFB are insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Fund. The basic services offered by TFB include: demand interest bearing and non-interest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, cash management, direct deposits, notary services, money orders, night depository, traveler's checks, cashier's checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, TFB makes secured and unsecured commercial and real estate loans, issues stand-by letters of credit and grants available credit for installment, unsecured and secured personal loans, residential mortgages and home equity loans, as well as automobile and other consumer financing. TFB provides automated teller machine (ATM) cards, as a part of the Honor and Plus ATM networks, thereby permitting customers to utilize the convenience of larger ATM networks.

TFB operates an Investments and Trust Services Division that was established in 1919. It is staffed with nine professionals that provide personalized services that include investment management, trust, estate settlement, retirement, and brokerage services. During 1998, managed assets increased by $ 9.3 million to $122,141,252 or 8.2%. Similarly, revenue grew by $33,500 to $555,650 or 6.4%.

The revenues of TFB are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for TFB's lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities, and borrowings from the Federal Home Loan Bank of Atlanta. The principal expenses of TFB are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, TFB's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System
("Federal Reserve"). As a Virginia-chartered bank and a member of the Federal Reserve, TFB is supervised and examined by the Federal Reserve and the State Corporation Commission ("SCC"). Interest rates on competing investments and general market rates of interest influence deposit flows and costs of funds. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. TFB faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See "Competition."

As of December 31, 1998, Bankshares had total consolidated assets of $220 million, total consolidated deposits of $179.2 million, and total consolidated shareholders' equity of $21.2 million.

                               LENDING ACTIVITIES

TFB offers a range of lending services, including real estate, consumer and commercial loans, to individuals as well as small to medium sized businesses and other organizations that are located in or conduct a substantial portion of their business in TFB's market area. TFB's total loans at December 31, 1998 were $164.5 million, or 74.8% of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. TFB has no foreign loans or loans for highly leveraged transactions.

TFB's primary market area consists of Fauquier and Prince William Counties Virginia and the surrounding communities. There is no assurance that this area will experience economic growth. Adverse conditions in any one or more of the industries operating in Fauquier or Prince William Counties or a slow-down in general economic conditions could have an adverse effect on Bankshares (and
TFB).

TFB's loans are concentrated in three major areas: commercial loans, real estate loans, and consumer loans. Approximately 10.3% of TFB's loan portfolio at December 31, 1998 consisted of commercial loans. The majority of TFB's loans are made on a secured basis. As of December 31, 1998, approximately 68.5% of the loan portfolio consisted of loans secured by mortgages on real estate.


LOANS SECURED BY REAL ESTATE

SINGLE FAMILY RESIDENTIAL LOANS. TFB's single-family residential mortgage loan portfolio consists of conventional loans, with interest rates fixed for 10 years or less and balloon loans with 3, 5, 7, or 10 year maturities and amortized for 30 years or less. As of December 31, 1998, TFB's conventional single-family loans amounted to $48.8 million or 30% of the total loan portfolio. Substantially all of TFB's single-family residential mortgage loans are secured by properties located in TFB's service area. The majority of residential mortgage loans originated by TFB are originated under terms and documentation which permit the loans to be sold to the Federal Home Loan Mortgage Corporation ("FHLMC").

Loans with a fixed rate longer than 10 years are sold into the secondary market. TFB does not retain the servicing of sold loans.

TFB requires private mortgage insurance if the principal amount of the loan exceeds 80% of the value of the security property. TFB uses the underwriting guidelines of the PMI provider for loans having a loan-to-value ration in excess of 80%.

TFB also considers the income of the borrower in determining whether to make single-family residential mortgage loans.

CONSTRUCTION LOANS. The majority of TFB's construction loans are made to individuals to construct a primary residence. Such loans have a maximum term of nine months, have a fixed rate of interest, and have loan-to-value ratios of 80% or less of the appraised value upon completion. TFB requires that permanent financing, with TFB or some other lender, be in place prior to closing any construction loan. Construction loans are generally considered to involve a higher degree of credit risk than single-family residential mortgage loans. The risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion.

TFB also provides construction loans and lines of credit to developers. Such loans generally have maximum loan-to-value ratios of 80% of the appraised value upon completion. The loans are made with a fixed rate of interest. The majority of such loans consist of loans to selected local developers with whom TFB is familiar to build single-family dwellings on either a pre-sold or speculative basis. TFB limits the number of unsold units under construction. Loan proceeds are disbursed in stages after inspections of the project indicate that such disbursements are for costs already incurred and which have added to the value of the project. Construction loans include loans to developers to acquire the necessary land, develop the site and construct the residential units.

COMMERCIAL REAL ESTATE LOANS. Loans secured by commercial real estate comprised $63.2 million or 38% of total loans and consist principally of commercial loans where real estate constitutes a source of collateral. These loans are secured primarily by owner-occupied properties. Commercial real estate loans generally involve a greater degree of risk than single-family residential mortgage loans because repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

CONSUMER LOANS

The consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. TFB offers a wide variety of consumer loans, which include installment loans, credit card loans, home equity loans and other secured and unsecured credit facilities. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable rates, and are often based on up to a five-year amortization schedule. For additional information regarding TFB's loan portfolio, see "Financial Information."


COMMERCIAL LOANS

TFB's commercial loans include loans to individuals and small to medium sized businesses located primarily in Fauquier and Prince William Counties for working capital, equipment purchases, and various other business purposes. Equipment or similar assets secure a majority of TFB's commercial loans, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis. Other commercial loans with terms or amortization schedules longer than one year will normally carry interest rates which vary with the prime lending rate and other financial indexes and will become payable in full in three to five years.


Loan  originations  are  derived  from a number  of  sources,  including  direct
solicitation  by  TFB's  loan  officers,   existing   customers  and  borrowers,
advertising and walk-in customers.

Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. In particular, longer maturities increase the risk that economic conditions will change and adversely affect our ability to collect. TFB attempts to minimize loan losses through various means. In particular, on larger credits, TFB generally relies on the cash flow of a debtor as the source of repayment and secondarily on the value of the underlying collateral. In addition, TFB attempts to utilize shorter loan terms in order to reduce the risk of a decline in the value of such collateral.

                               DEPOSIT ACTIVITIES

Deposits are the major source of TFB's funds for lending and other investment activities. TFB considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 76.2% of TFB's total deposits at December 31, 1998. Approximately 23.8% of TFB's deposits as of December 31, 1998 were certificates of deposit. Generally, TFB attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 6.0% of TFB's total deposits as of December 31, 1998 and pay interest at the same rates as certificates of less than $100,000. The majority of the deposits of TFB are generated from Fauquier and Prince

William Counties. TFB does not accept brokered deposits. For additional information regarding TFB's deposit accounts, see "Financial Information."

                                   INVESTMENTS

TFB invests a portion of its assets in U.S. Treasury and U.S. Government corporation and agency obligations, state, county and municipal obligations, mutual funds, FHLB stock, and equity securities. TFB's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at reduced yields and risks relative to yields and risks of the loan portfolio, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. TFB does not engage in any hedging activities. For additional information relating to TFB's investments, see "Financial Information."


GOVERNMENT SUPERVISION AND REGULATION

BANK HOLDING COMPANY REGULATION. Bankshares is a one-bank holding company, registered with the Federal Reserve under the Bank Holding Company Act of 1956 ("BHC Act"). As such, Bankshares is subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. Bankshares is required to furnish to the Federal Reserve an annual report of its operations at the end of each fiscal year, and such additional information as the Federal Reserve may require pursuant to the BHC Act.

The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the total voting shares of the bank, (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of the bank, or (iii) it may merge or consolidate with any other bank holding company.

The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues including the parties' performance under the Community Reinvestment Act of 1977 (the "CRA"), both of which are discussed below.

The BHC Act generally prohibits Bankshares from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank's record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

BANK REGULATION. TFB is chartered under the laws of the Commonwealth of Virginia. The Federal Deposit Insurance Corporation (the "FDIC") insures its deposits to the extent provided by law. TFB is subject to comprehensive regulation, examination and supervision by the Federal Reserve and to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital and liquidity ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. State regulatory authorities also have broad enforcement powers over TFB, including the power to impose fines and other civil or criminal penalties and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their parent holding companies or other affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging


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in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

In 1989, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") was enacted. FIRREA contains major regulatory reforms, stronger capital standards for savings and loan associations and stronger civil and criminal enforcement provisions. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

In 1991, the FDIC Improvement Act of 1991 ("FDICIA") was enacted. FDICIA made a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implements other regulatory improvements. Annual full-scope, on-site examinations are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and any penalties imposed for failure to provide information requested. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. FDICIA also re-codified current law restricting extensions of credit to insiders under the Federal Reserve Act.

DIVIDENDS. Dividends from TFB constitute the primary source of funds for dividends to be paid by Bankshares. There are various statutory and contractual limitations on the ability of TFB to pay dividends, extend credit, or otherwise supply funds to Bankshares, including the requirement under Virginia banking laws that cash dividends only be paid out of undivided profits and only if such dividends would not impair the paid-in capital of TFB. The Federal Reserve also has the general authority to limit the dividends paid by bank holding companies and state member banks, if such payment may be deemed to constitute an unsafe and unsound practice. The Federal Reserve Board has indicated that banking organizations should generally pay dividends only if (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. TFB does not expect any of these laws, regulations or policies to materially impact its ability to pay dividends.

EFFECT OF GOVERNMENTAL POLICIES. The earnings and business of Bankshares and TFB are effected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credits, and deposits, and the interest rates paid on liabilities and received on assets.

ENFORCEMENT POWERS. Congress has provided the Federal Reserve and the FDIC with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

MAXIMUM LEGAL INTEREST RATES. Like the laws of many states, Virginia law contains provisions on interest rates that may be charged by banks and other lenders on certain types of loans. Numerous exceptions exist to the general interest limitations imposed by Virginia law. The relative importance of these interest limitation laws to the financial operations of TFB will vary from time to time, depending on a number of factors, including conditions in the money markets, the costs and availability of funds, and prevailing interest rates.

CHANGE OF CONTROL. Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of Bankshares may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company. Upon receipt of such notice, the Federal Reserve and the OCC, as the case may be, may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage or more of a bank holding company's or bank's voting stock, or if one or more other control factors set forth in the act are present.

INSURANCE OF DEPOSITS. TFB's deposit accounts are insured by the FDIC up to a maximum of $100,000 per insured depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

CAPITAL REQUIREMENTS. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain all ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. As of December 31, 1998 (i) Bankshares' Tier 1 and total risk-based capital ratios were 13.1% and 14.3%, respectively, and (ii) TFB's Tier 1 and total risk-based capital ratios were 13.2% and 14.3%, respectively.

FDICIA contains "prompt corrective action" provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "significantly undercapitalized" or "critically undercapitalized".


The FDIC has issued regulations to implement the "prompt corrective action" provisions of FDICIA. In general, the regulations define the five capital categories as follows: (i) an institution is "well capitalized" if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures; (ii) an institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater; (iii) an institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%;
(iv) an institution is "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and (v) an institution is "critically undercapitalized" if its "tangible equity" is equal to or less than 2% of its total assets. The FDIC also, after an opportunity for a hearing, has authority to downgrade an institution from "well capitalized" to "adequately capitalized" or to subject an "adequately capitalized" or "under-capitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns. As of December 31, 1998, TFB had a total risk-based capital ratio of 14.3%, a Tier 1 risk-based capital ratio of 13.2%, and a leverage ratio of 9.8%. TFB was notified by the Federal Reserve Bank of Richmond that, at December 31, 1998, TFB was "well capitalized" under the regulatory framework for prompt corrective action.


Additionally, FDICIA requires, among other things, that (i) only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and (ii) the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, "well capitalized" institutions and state-chartered institutions examined by state regulators. FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

                                  COMPETITION

Bankshares encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, TFB competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that TFB does not currently provide. In addition, many of TFB's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

To compete, TFB relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and staff. Large multi-branch banking competitors tend to compete primarily by rate and the number and location of branches while smaller, independent financial institutions tend to compete primarily by rate and personal service.

EMPLOYEES

As of December 31, 1998, Bankshares and TFB employed 72 full-time employees and 26 part-time employees. A collective bargaining unit does not represent the employees. Bankshares and TFB consider relations with employees to be good.

ITEM 2. FINANCIAL INFORMATION

The following discussion is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Form 10. In addition to the historical information contained herein, the discussion in this Form 10 contains certain forward-looking statements that involve risks and uncertainties, such as statements of Bankshares' plans, objectives, expectations and intentions, including, among other statements, statements involving net interest income, TFB branching, costs for TFB expansion, liquidity, loan loss allowances, loan collateral values, collectability of loans, and the Year 2000 issue. The cautionary statements made in this Form 10 should be read as being applicable to all related forward-looking statements wherever they appear in this Form 10. Bankshares' actual results could differ materially from those discussed herein.

INTRODUCTION

This discussion is intended to focus on certain financial information regarding Bankshares and TFB. The purpose of this discussion is to provide the reader with a more thorough understanding of the financial statements. This discussion should be read in conjunction with the financial statements and accompanying notes contained elsewhere herein.


Management is not aware of any market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations. Also, management is not aware of any current recommendations by its regulatory authorities that would have a material effect on liquidity, capital resources or operations. TFB's internal sources of liquidity are deposits, loan repayments and securities available for sale. TFB's primary external source of liquidity is advances from the Federal Home Loan Bank of Atlanta.


SELECTED FINANCIAL DATA


                                                                1998            1997          1996          1995             1994
                                                           -------------------------------------------------------------------------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT  PER SHARE DATA)
INCOME STATEMENT DATA:
       Interest income                                     $    14,839    $    13,448    $    12,547    $    11,969     $    11,325
       Interest expense                                          5,519          4,751          4,699          4,511           3,762
       Net interest income                                       9,320          8,697          7,848          7,458           7,563
       Provision for (recovery of) loan loss                       535            465            578            430             (38)
       Net interest income after
       provision for loan loss                                   8,785          8,232          7,270          7,028           7,601
       Noninterest income                                        2,387          2,344          2,204          2,055           1,644
       Securities gains (losses)                                    17             10             78           (108)            (20)
       Noninterest expense                                       7,709          7,354          6,965          7,066           7,778
       Income before income taxes                                3,480          3,232          2,590          1,909           1,447
       Income taxes                                              1,039            981            748            568             412
       Net income                                                2,441          2,251          1,842          1,341           1,035

PER SHARE DATA: (1)

       Net income per share, basic                         $      1.31    $      1.18    $      0.96    $      0.70     $      0.54
       Net income per share, diluted                              1.30           1.17           0.96           0.70            0.54
       Cash dividends                                             0.45           0.35           0.26           0.21            0.19
       Book value at period end                                  11.52          10.97          10.08           9.37            8.36
       Tangible book value                                       11.52          10.97          10.08           9.37            8.36
       Average basic shares outstanding                      1,857,282      1,913,008      1,912,328      1,911,648       1,911,648
       Average diluted shares outstanding                    1,875,641      1,921,073      1,916,513      1,911,648       1,911,648

BALANCE SHEET DATA:

       Assets                                              $   220,026    $   184,442    $   173,416    $   167,239     $   166,219
       Loans, net                                              162,272        128,153        114,280         98,814          89,159
       Securities                                               22,791         27,946         41,705         49,604          62,806
       Deposits                                                179,217        161,869        152,938        148,283         145,536
       Shareholders equity                                      21,177         20,978         19,270         17,921          15,989


PERFORMANCE RATIOS:
       Return on average assets                                   1.21%          1.27%          1.09%          0.82%          0.63%
       Return on average equity                                  11.60%         11.62%          9.86%          7.63%          6.40%
       Dividend Payout                                            34.1%          29.7%          27.0%          29.9%          35.1%
       Efficiency                                                 65.9%          65.8%          68.3%          73.0%          82.9%

ASSET QUALITY RATIOS:
       Allowance for loan loss to
       period end loans, net                                      1.13%          1.27%          1.27%          1.18%          1.16%
       Allowance for loan loss to
       nonaccrual loans                                          278.2%         300.4%         199.9%         190.2%          63.5%
       Net charge-offs to average loans                           0.23%          0.22%          0.27%          0.31%          0.43%

CAPITAL AND LIQUIDITY RATIOS:
       Tier-1 capital to average assets                           9.7%          11.9%           11.1%          10.9%          10.5%
       Risk-based capital ratios:
       Tier-1 capital                                            13.1%          16.4%           16.5%          16.7%          16.9%
       Total capital                                             14.3%          17.7%           17.7%          17.8%          17.9%

(1) Per share data adjusted to reflect 2 for 1 stock split during 1998 and a 4 for 1 stock split during 1996.

OVERVIEW

The reported results of the Bank are dependent on a variety of factors, including the general interest rate environment, competitive conditions in the industry, governmental policies and regulations and conditions in the markets for financial assets. Net interest income is the largest component of net income, and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by the volume, interest rates and composition of interest-earning assets and interest-bearing liabilities.

AVERAGE BALANCES AND YIELDS

The following tables present for the periods indicated, the total amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin refers to the net interest income divided by total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

                                                                                      For the Year Ended December 31,
                                                                                      -------------------------------
                                                                 1998                                      1997
                                              ----------------------------------------   -------------------------------------
                                                Average        Interest      Average       Average       Interest    Average
                                              Balance (1)      Income/         Rate      Balance (1)     Income/       Rate
                                                               Expense                                   Expense
                                                                                         (Dollars in thousands)
ASSETS
INTEREST-EARNING ASSETS
Loans                                        $ 144,283        $ 12,580         8.72%      $122,628       $11,153      9.09%
Securities
    Taxable                                     24,250           1,464         6.04%        32,274         1,881      5.83%
    Nontaxable(2)                                4,435             213         7.28%         4,662           249      8.09%
Interest-bearing deposits at other banks         1,791              89         4.97%           181            10      5.52%
Federal Funds sold                               9,126             493         5.40%         2,849           155      5.44%
                                             ---------        --------                     -------         -----
    Total interest-earning assets              183,885         $14,839         8.13%       162,594       $13,448      8.35%
Cash and due from banks                          9,593                                       7,417
Other assets                                     8,302                                       8,714
    Total noninterest-earning assets            17,895                                      16,131
                                             ---------                                    --------
    Total                                    $ 201,780                                    $178,725
                                             =========                                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
Interest-bearing and money market             $ 71,144        $  2,170         3.05%       $61,268        $1,688      2.76%
Other savings deposits                          29,920           1,038         3.47%        29,738         1,020      3.43%
Time deposits                                   40,266           1,970         4.89%        36,237         1,788      4.93%
Federal funds purchased                              3              --         0.00%           401            17      4.24%
Short-term borrowings                            6,726             341         5.07%         4,155           238      5.73%
                                             ---------        --------                     -------         -----
    Total interest-bearing liabilities       $ 148,059        $  5,519         3.73%       131,799         4,751      3.60%
                                             ---------        --------                     -------         -----
NONINTEREST-BEARING LIABILITIES AND
SHAREHOLDERS' EQUITY

Demand deposits                                 30,721                                      25,325
Other                                            1,967                                       1,546
                                             ---------                                    --------
    Total noninterest-bearing liabilities       32,688                                      26,871
                                             ---------                                    --------
Shareholders' equity                            21,033                                      20,055
                                             ---------                                    --------
    Total                                    $ 201,780                                   $ 178,725
                                             =========                                    ========

Interest rate spread                                                           4.40%                                  4.75%
Net interest income and interest margin                         $9,320         5.13%                      $8,697      5.43%


                                                           1996
                                          -------------------------------------
                                            Average      Interest     Average
                                          Balance (1)     Income/       Rate
                                                          Expense

ASSETS
INTEREST-EARNING ASSETS
Loans                                      $106,237        $9,796         9.22%
Securities
    Taxable                                  40,517         2,318         5.72%
    Nontaxable(2)                             5,197           282         8.22%
Interest-bearing deposits at other banks         --            --           --
Federal Funds sold                            2,882           151         5.24%
                                            -------         -----
    Total interest-earning assets           154,833       $12,547         8.20%
Cash and due from banks                       6,551
Other assets                                  8,761
    Total noninterest-earning assets         15,312
                                           --------
    Total                                  $170,145
                                           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
Interest-bearing and money market           $57,003        $1,729         3.03%
Other savings deposits                       30,492         1,048         3.44%
Time deposits                                37,366         1,917         5.13%
Federal funds purchased                         209             5         2.39%
Short-term borrowings                            --            --           --
                                            -------         -----
    Total interest-bearing liabilities      125,070         4,699         3.76%
                                            -------         -----
NONINTEREST-BEARING LIABILITIES AND
SHAREHOLDERS' EQUITY

Demand deposits                              25,081
Other                                         1,540
                                           --------
    Total noninterest-bearing liabilities    26,621
                                           --------
Shareholders' equity                         18,454
                                           --------
    Total                                 $ 170,145
                                           ========

Interest rate spread                                                      4.44%
Net interest income and interest margin                    $7,848         5.16%


(1) NON-ACCRUAL LOANS ARE INCLUDED IN THE
AVERAGE BALANCE
(2) NONTAXABLE SECURITIES YIELDS ARE CALCULATED ON A TAX-EQUIVALENT BASIS. TAX-EQUIVALENT CALCULATIONS USE A 34% TAX RATE.

RATE/VOLUME ANALYSIS

Net interest income is affected by changes in the level of interest-earning assets and interest-bearing liabilities and changes in yields earned on assets and rates paid on liabilities. The following table sets forth, for the periods indicated, a summary of the impact on interest income and interest expense of changes in average assets and liability balances and changes in average rates. For each category of interest-earning assets and interest-bearing liabilities information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).



                                               1998 Compared to 1997                      1997 Compared to 1996
                                       --------------------------------------     ---------------------------------------
                                                                  Increase                                    Increase
                                        Volume        Rate       (Decrease)        Volume        Rate        (Decrease)
                                       ----------   ----------   ------------     ----------   ----------   -------------
                                                                     (Dollars in thousands)
INTEREST EARNED ON
Loans                                     $ 1,854    $  (427)     $ 1,427        $ 1,517      $  (160)       $ 1,357
Investments
     Taxable                                 (488)        71         (417)          (517)          80           (437)
     Nontaxable                               (12)       (24)         (36)           (37)           4            (33)
Federal funds sold                            306         32          338              5           (1)             4
Cash & due from banks                          73          6           79              5            5             10
                                          -------    -------      -------        -------      -------        -------
        Total interest-earning assets     $ 1,733    $  (342)     $ 1,391        $   973      $   (72)       $   901
                                          -------    -------      -------        -------      -------        -------

INTEREST PAID ON
Deposits
     Interest-bearing demand deposits     $   292    $   190      $   482        $   264      $  (111)       $   153
     Savings                                    6         12           18           (161)         (59)          (220)
     Time deposits                            170         12          182           (103)         (28)          (131)
Federal funds purchased                        (8)        (9)         (17)            13           (1)            12
Short-term borrowings                         127        (24)         103            119          119            238
                                          -------    -------      -------        -------      -------        -------

     Total interest-bearing liabilities   $   587    $   181      $   768        $   132      $   (80)       $    52
                                          -------    -------      -------        -------      -------        -------

Net change in interest income             $ 1,146    $  (523)     $   623        $   841      $     8        $   849
                                          =======    =======      =======        =======      =======        =======


COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

NET INCOME. Net income for the year ended December 31, 1998 increased 8.5% to $2.4 million from $2.3 million for the year ended December 31, 1997. The increase in net income was due primarily to increases in net interest income and other income which more than offset increases in other expense and the provision for loan losses.

NET INTEREST INCOME. Net interest income increased $623,000 or 7.2% to $9.3 million for the year ended December 31, 1998 compared to $8.7 million for the year ended December 31, 1997. The increase was primarily due to growth in earning assets of $36.3 million or 21.9%.

INTEREST INCOME. Total interest income grew $1.4 million or 10.3% to $14.8 million for the year ended December 31, 1998 compared to $13.4 million for the year ended December 31, 1997. The increase was a result of high loan growth. Loan receivables grew 26.6% or $34.1 million from December 31, 1997 to December 31, 1998. An increase in deposits of $17.3 million and an increase of $18 million in long-term fixed rate Federal Home Loan Bank Advances primarily funded this growth.

INTEREST EXPENSE. Total interest expense increased $768,000 or 16.2% to $5.5 million for the year ended December 31, 1998 from $4.8 million for the year ended December 31, 1997. This was primarily due to a net increase in interest bearing liabilities. The average balance of interest-bearing liabilities increased by $16.2 million, or 12.3%, from the year ended December 31, 1997 to the year ended December 31, 1998.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $535,000 for 1998 and $465,000 for 1997. The amount of the provision for loan loss for 1998 and 1997 was determined based upon management's continual evaluation of the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the loan portfolio, trends in TFB's delinquent and non-performing loans, and the impact of economic conditions on borrowers. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

OTHER INCOME. Total other income increased by $51,000 or 2.2% from $2.3 million for 1997 to $2.4 million for 1998. Other income is primarily derived from non-interest fee income, which is typically divided into three major categories: fiduciary, service charges, and other fee income. For 1998, fiduciary and other fee income increased while service charge fee income decreased. The bulk of the increase was from fiduciary activity, which contributed $33,470 of the $51,000, increase. The remaining increase of $17,530 was other fee income from loan related products.

OTHER EXPENSES. Other expense increased 4.8% or $355,000 for the year ended December 31, 1998 compared to the year ended December 31, 1997. During the same periods salaries and benefits increased $122,000, while all other expenses increased $233,000.

INCOME TAXES. Income tax expense increased by $248,525 for the year ended December 31, 1998 compared to the year ended December 31, 1997. The effective tax rates were 29.9% for December 31, 1998 and 30.4% for December 31, 1997. The effective tax rate is less than the statutory federal income tax rate of 34% due mainly to TFB's investment in tax-exempt securities.

YEAR 2000 COMPLIANCE. A great deal of information has been disseminated about the global computer crash that may occur in the Year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the Year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of TFB. TFB has initiated a Year 2000 plan and has closely monitored the situation by thoroughly assessing systems and programs that may be date sensitive.

In early 1997, TFB began planning its strategy to address the issue. In June 1998 a cross-functional project team was formed to assess and address both internal and external risks associated with Y2K. A readiness plan was developed consisting of six phases:

In the first phase, the Board adopted policies, procedures, and schedules to address the issue. The Board and senior managers have been updated on their implementation since June. Officers and associates have been provided an internal newsletter outlining TFB's progress and containing information to assist them in responding to customers' questions.

In the second phase, a complete inventory, including all hardware, software, networks and other equipment that may have imbedded computer chips, such as heating and air conditioning, security systems, vaults and elevators, was developed and each item identified as either mission critical, mission necessary, mission desirable or non-critical. The team continues to meet regularly to update the status of each item on the inventory.


Vendors and correspondent organizations' readiness has been assessed and evaluations will continue until readiness is assured. Every new vendor's readiness is evaluated before contracting. Approximately 80% of TFB's vendors for critical applications have informed TFB that they are fully compliant. The remaining vendors have advised TFB that they are in the testing and validation stage of the process.


TFB's credit risk related to current commercial customers has been assessed. Organizations with relationships of $100,000 or more with TFB have been contacted and their compliance status evaluated. Their progress will be evaluated on an on-going basis to insure compliance. All new commercial customers are evaluated as a regular part of the lending process.

Customers are being kept informed of TFB's progress by way of the Internet web site, communications in statements mailed to the customers, updates at branch offices, teller receipts, messages on telephone voice systems and seminars. TFB plans to place advertisements in the local newspapers beginning in June 1999.

The impact of the Year 2000 issue on TFB depends not only on TFB's corrective action, but also on the corrective action of governmental agencies, utilities, businesses and other third parties that provide services or data to, or receive services or data from TFB, or whose financial condition or operational capability is important to TFB. To reduce this exposure, TFB has identified, and continues to contact these significant parties to determine their Year 2000 plans and target dates.

In the third phase, upgrades and replacement systems for all hardware and software were ordered. Ninety-eight percent are in place and operational. The remainder will be put into service prior to June 30, 1999.

Through December 31, 1998, approximately $175,000 was spent on Y2K remediation efforts. It is expected that an additional $75,000 will be required to complete this project.

Contingency plans for all critical applications were developed to prepare for unforeseen situations. TFB used the same contingency formula on the data processing systems as has been used successfully in previous major system conversions.

In the fourth phase, in-house testing on the upgrades to the data processing systems was completed successfully in the current environment. M&I Data Services, TFB's outsource service provider, has completed proxy testing under the Y2K environment. Specific testing of transmittals between TFB and M&I Data Services using the Y2K simulated environment is scheduled. Sungard, TFB's Trust Services outsource partner, has assured TFB that it is Y2K compliant and has provided proxy-testing results.

Integration testing has been successfully completed on TFB's electronic funds and reporting systems. The testing of networking system upgrades and replacements has been substantially accomplished, and will be totally in-place by June 30, 1999. Other non-critical applications have been substantially tested and found to be compliant. TFB continues to monitor its vendors' testing and compliance status.

In the fifth phase, TFB was reviewed by regulatory authorities to ensure that it has been proceeding with a prudent plan of action for Year 2000 readiness. TFB is on schedule in accordance with regulatory guidelines.

In the sixth phase, which is being implemented throughout 1999, systems, contingency plans, and business resumption plans will be re-tested and refined.

Liquidity alternatives are being evaluated, and applications will be made prior to May 31, 1999 to outside sources to insure alternative funding for a worst-case scenario of funds shortage. Insurance risks have been evaluated, and TFB will contract with legal counsel prior to June 30, 1999 for an outside legal assessment of the Y2K readiness plans.

Notwithstanding TFB's efforts, there can be no assurance that mission critical third-party vendors or other significant third parties will adequately address their Year 2000 issues. Until the Year 2000 event actually occurs and for a period of time thereafter, there can be no assurance that there will be no problems related to Year 2000. The Year 2000 technology challenge is an unprecedented event, and if the issues are not adequately addressed, TFB could face business disruptions, operational problems, financial losses, legal liability and similar risks, and TFB's business, results of operations, and financial position could be materially adversely affected.

TFB's credit risk associated with borrowers may increase to the extent borrowers fail to adequately address Year 2000 issues. As a result, there may be increases in TFB's problem loans and credit losses in future years. In addition, TFB may be subject to increased liquidity risks associated with deposit withdrawals. It is not, however, possible to quantify the potential impact of any such risks or losses at this time.


TFB has prepared alternate solutions through a business resumption contingency plan to mitigate potential risks on January 1, 2000. The contingency plans were developed for the critical core business functions and supporting information technology systems. These critical functions include data processing, wire transfer, trust accounting and the internal technology network. Core business risks have been prioritized based upon greatest risk posed to TFB. The plans identify financial and human resources necessary for their execution. The plans are being enhanced to include a business risk assessment that identifies potential disruptions on TFB's operations, the minimum acceptable level of services, the strategies and resources available to restore system or business operations, and the processes and equipment needed for TFB to function at an adequate level.


The risk of failure is not limited to TFB's internal information systems. TFB depends on data provided by its business partners, correspondent banks, Federal Reserve Bank, and other third parties. TFB also depends on vendors from which telecommunications, software, and other services are provided. Additionally, TFB depends on services provided by the public infrastructure including power, water, transportation, and voice and data telecommunications. TFB is currently completing business resumption plans for the entire branch system in the event of possible public infrastructure failures.


COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

NET INCOME. Net income for the year ended December 31, 1997 increased 22.2% to $2.3 million from $1.8 million for the year ended December 31, 1996. The increase in net income was primarily due to increases in net interest income that more than offset increases in other expenses and the provision for loan losses.

NET INTEREST INCOME. Net interest income increased 10.8% to $8.7 million from $7.8 million for the year ended December 31, 1996. The increase in net interest income was due primarily to an increase in the average balance of loans held by TFB. A net decrease in the securities portfolio of $8.8 million and an $7.0 million increase in deposits and borrowings primarily funded this increase in loan volume of $16.4 million. This increase in loan volume more than offset the effects of decreases in the average interest rate earned on loans due to declining market rates and an increase in interest expense due to short term borrowings in 1997.

INTEREST INCOME. Total interest income grew $901,000 or 7.2% to $13.4 million for the year ended December 31, 1997 compared to $12.5 million for the year ended December 31, 1996. The increase was a result of an increase in the interest and fees received on loans due to an increase in average loan receivables of 15.4% or $16.4 million from December 31, 1996 to December 31, 1997.

INTEREST EXPENSE. Total interest expense increased $52,000 or 1.1% to $4.8 million from $4.7 million for the year ended December 31, 1996. A $200,000 decrease in expenses for interest on deposits fueled primarily by a decrease in interest rates was partially offset by an increase in interest expenses on short-term borrowing. The average balance of interest-bearing liabilities increased by $6.7 million, or 5.4%, from the year ended December 31, 1996 to the year ended December 31, 1997.

PROVISION FOR LOAN LOSSES. The provision for loan losses was $465,000 for 1997 and $578,000 for 1996. The amount of the provision for loan loss for 1997 and 1996 was determined based upon management's continual evaluation of the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the loan portfolio, trends in TFB's delinquent and non-performing loans, and the impact of economic conditions on borrowers. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

OTHER INCOME. Total other income increased by $69,000 or 3.0% from $2.3 million for 1996 to $2.4 million for 1997. Other income is primarily derived from non-interest fee income, which is typically divided into three major categories: fiduciary, service charges and other fee income. For 1997, Trust Department income, service charges on deposit accounts, other service charges, commissions and fees, and other operating income increased, while gains on securities available for sale decreased. The majority of the increase was generated by fiduciary activity that increased other service charges, commissions and fees $54,000 and increased other operating income $45,000.

OTHER EXPENSES. Total other expenses increased 5.6% or $389,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to increases in the same salaries and employees' benefits of $208,000, and increases in other operating expenses of $112,000.

INCOME TAXES. Income tax expense increased by $233,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996. The effective tax rates were 30.4% for December 31, 1997 and 28.9% for December 31, 1996. The effective tax rate is less than the statutory federal tax rate of 34% due primarily to TFB's investment in tax-exempt securities.

ASSET QUALITY

Non-performing loans, in most cases, consist of loans for which the accrual of interest has been discontinued. Management evaluates loans that are 90 days or more past due in addition to loans that have suffered financial distress to determine if they should be placed on non-accrual status. Factors considered by management include the estimated value of collateral, if any, and other resources of the borrower that may be available to satisfy the delinquency.

Nonaccrual loans totaled approximately $666,000 or .41% of total loans at December 31, 1998, as compared to $553,000 or .43% of total loans at December 31, 1997. Non-performing loans as a percentage of the Allowance for Loan Losses were 36% and 33.4% at December 31, 1998 and 1997, respectively.

The following table summarizes TFB's loans accounted for on a non-accrual basis for the years ended December 31, 1998, 1997, 1996, 1995, and 1994.



                                                                  For the Years Ended December 31,
                               -------------------------------------------------------------------------------------
                                        1998              1997              1996             1995             1994
                               ----------------  ---------------     -------------    --------------    ------------
                                                                             (Dollars in thousands)
Nonaccrual loans                          $666             $551              $733              $621          $1,654
Restructured loans                          --               --                --                --              --
Foreclosed assets                           57              199               477               778             469
                               ----------------  ---------------     -------------    --------------    ------------
    Total non-performing assets           $723             $750            $1,210            $1,399          $2,123
                               ================  ===============     =============    ==============    ============

Loans past due 90 days or more
and
  accruing interest                       $951             $491               $21              $195            $268
                               ================  ===============     =============    ==============    ============

Non-performing loans to total
loans,
   at period end                         0.41%            0.43%             0.59%             0.62%           1.82%
                               ================  ===============     =============    ==============    ============

Non-performing assets to period
   end assets                            0.33%            0.41%             0.67%             1.51%           1.28%
                               ================  ===============     =============    ==============    ============




There are no loans as of December 31, 1998, 1997, 1996, 1995, or 1994 other than those disclosed above as either non-performing or impaired where known information about the borrower caused management to have serious doubts about the borrower's ability to comply with the contractual repayment obligations. There are also no other interest-bearing assets that would be subject to disclosure as either non-performing or impaired if such interest-bearing assets were loans. There are no concentrations of loans to borrowers engaged in similar activities that exceed 10% of total loans of which management is aware.

COMPARISON OF DECEMBER 31, 1998 AND DECEMBER 31, 1997 FINANCIAL CONDITION

Total assets were $220 million at December 31, 1998, an increase of 19.3% or $35.6 million from $184.4 million at December 31, 1997. Balance sheet categories reflecting significant changes included investment securities, total loans, deposits, and Federal Home Loan Bank advances. Each of these categories is discussed below.

INVESTMENT SECURITIES. Total investment securities amounted to $22.8 million at December 31, 1998, reflecting a decrease of $5.2 million from $27.9 million at December 31, 1997. The decrease was primarily reinvested into loans. At December 31,1998, the investment securities portfolio was segregated into available for sale of $15.8 million and held to maturity of $6.9 million. The valuation allowance for the available for sale portfolio as of December 31, 1998 had an unrealized gain of $2,500 and an unrealized loss of $144,000 as of December 31, 1997.

LOANS. Total net loan balance after allowance for loan losses was $162.3 million at December 31, 1998, which represents an increase of $34.1 million or 26.6% from $128.2 million as of

December 31, 1997. The majority of this increase was reflected in the real estate ($27.6 million) and consumer installment ($5.9 million) loan categories. The bulk of growth in real estate loans was split between commercial ($15.3 million) and 1-4 family residential ($11.3 million) loans. The majority of consumer installment loans were comprised of automobile loans. TFB's loans are made primarily to customers located within its local trade area.

DEPOSITS. For the year ended December 31, 1998, total deposits grew $17.3 million or 10.7%. The majority of the growth was in savings and interest-bearing demand deposits that increased by $8.5 million while non-interest bearing demand deposits and time deposits grew $5.2 million and $3.6 million, respectively.

FHLB ADVANCES. Amounts borrowed from the FHLB of Atlanta increased from none to $18 million or 8.9% of earning assets at December 31, 1998. The increased borrowing from the FHLB was to support high loan growth and extend liabilities. The term structure of the advances borrowed was 10 years with a 5 year call option for $13 million and the remaining $5 million has a 10 year maturity with a 1-year call option.

CAPITAL RESOURCES AND LIQUIDITY

Shareholders' equity totaled $21.2 million at December 31, 1998. Equity growth since December 31, 1997 was less than 1%, ($199,000), reflecting management's desire to increase shareholders' return on equity by minimizing growth in equity. Therefore, during the first quarter of 1998, the company initiated a Dutch Auction self-tender offer to buy back shares directly from shareholders. As a result of this action, Bankshares bought back 60,238 shares, as adjusted for the two for one stock split, (3.2% of shares outstanding on December 31, 1997) for $1.2 million. Exclusive of the Dutch Auction, Bankshares initiated an open market buyback program in 1998, through which it has bought back an additional 15,000 shares (0.8% of shares outstanding on December 31, 1997) at a cost of $300,000. Moreover, the securities portfolio valuation account reduced its unrealized loss after tax by 92.2% to $7,000 at December 31, 1998 compared to an unrealized loss of $95,000 at December 31, 1997.

Banking regulations have established minimum capital requirements for financial institutions including risk-based capital ratios and leveraged ratios. As of December 31, 1998 the appropriate regulatory authorities have categorized Bankshares and TFB as well capitalized under the regulatory framework for prompt corrective action.

The primary sources of funds are deposits, repayment of loans, maturities of investments, funds provided from operations and advances from the FHLB of Atlanta. While scheduled repayments of loans and maturities of investment securities are predictable sources of funds, deposit flows and loan repayments are greatly influenced by the general level of interest rates, economic conditions and competition. TFB uses its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management monitors projected liquidity needs and determines the desirable level based in part on TFB's commitments to make loans and management's assessment of TFB's ability to generate funds.

Cash and amounts due from depository institutions and federal funds sold totaled $26.7 million at December 31, 1998. These assets provide the primary source of liquidity for TFB. In addition, management has designated a substantial portion of the investment portfolio, ($15.8 million) as available for sale and has an available line of credit with the Federal Home Loan Bank of Atlanta with a borrowing limit of approximately $31 million at December 31, 1998 to provide additional sources of liquidity.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

An important component of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity reflects the potential effect on net interest income of a movement in market interest rates. TFB is subject to interest rate sensitivity to the degree that its interest-earning assets mature or reprice at a different time interval from that of its interest-bearing liabilities. However, TFB is not subject to any of the other major categories of market risk such as foreign currency exchange rate risk or commodity price risk.

TFB uses a number of tools to manage its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods. Management believes that rate risk is best measured by simulation modeling.

The earnings simulation model forecasts annual net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effect on net interest income and present value equity under varying market rate assumptions.

TFB monitors exposure to gradual change in rates of up to 200 basis points up or down over a rolling 12-month period. TFB's policy limit for the maximum negative impact on net interest income and change in equity from gradual changes in interest rates of 200 basis points over 12 months is 15%. Management has maintained a risk position well within these guideline levels during 1998.

The following tables present TFB's present value changes in equity under various rate scenarios as of December 31, 1998 and 1997.



---------------------------------------------------------------------------------------------------------------------------------
1998                             Percentage       Market         Minus         CURRENT          Plus         Market      Percentage
(Dollars in thousands)             Change      Value Change     200 pts       FAIR VALUE      200 pts     Value Change     Change
---------------------------------------------------------------------------------------------------------------------------------
Securities                          4.09%            936         23,802         22,866         21,915         (951)       -4.16%
Loans receivable                    5.07%          8,233        170,720        162,487        155,040       (7,447)       -4.58%
Total rate sensitive assets         4.95%          9,169        194,522        185,353        176,955       (8,398)       -4.53%
Other assets                        0.00%              0         34,964         34,964         34,964            0         0.00%
Total assets                        4.16%          9,169        229,486        220,317        211,919       (8,398)       -3.81%

Rate sensitive deposits             3.45%          5,902        177,059        171,157        166,406       (4,751)       -2.78%
Borrowed funds                     14.14%          2,589         20,898         18,309         17,148       (1,161)       -6.34%
Other Liabilities                   0.00%              0          1,632          1,632          1,632            0         0.00%
Total liabilities                   4.44%          8,491        199,589        191,098        185,186       (5,912)       -3.09%
---------------------------------------------------------------------------------------------------------------------------------
Present Value Equity                2.32%       $    678        $29,897      $  29,219        $26,733    $  (2,486)       -8.51%
---------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------------------
1997                             Percentage       Market         Minus         CURRENT          Plus         Market      Percentage
(Dollars in thousands)             Change      Value Change     200 pts       FAIR VALUE      200 pts     Value Change     Change
---------------------------------------------------------------------------------------------------------------------------------
Securities                          4.57%          1,278         29,239         27,961         26,980         (981)       -3.51%
Loans receivable                    4.38%          5,618        133,836        128,218        124,841       (3,377)       -2.63%
Total rate sensitive assets         4.42%          6,896        163,075        156,179        151,821       (4,358)       -2.79%
Other assets                        0.00%              0         28,343         28,343         28,343            0         0.00%
Total assets                        3.74%          6,896        191,418        184,522        180,164       (4,358)       -2.36%

Rate sensitive deposits             2.97%          4,602        159,472        154,870        150,703       (4,167)       -2.69%
Other Liabilities                   0.00%              0          1,595          1,595          1,595            0         0.00%
Total liabilities                   2.94%          4,602        161,067        156,465        152,298       (4,167)       -2.66%
---------------------------------------------------------------------------------------------------------------------------------

Present Value Equity                8.18%      $   2,294        $30,351      $  28,057        $27,866     $   (191)       -0.68%

---------------------------------------------------------------------------------------------------------------------------------

IMPACT OF INFLATION AND CHANGING PRICES

The  consolidated  financial  statements and the  accompanying  notes  presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. Unlike most industrial companies, virtually all the assets and liabilities are monetary in nature. The impact of inflation is reflected in the increased cost of operations. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. TFB has not determined whether to adopt the new statement early. The Statement will require TFB to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Because TFB does not use derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Bank's earnings or financial position.

In October 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65." FASB No. 65, as amended, requires that, after securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This Statement is effective beginning in 1999.

CERTAIN STATISTICAL INFORMATION

The following schedules present, for the period indicated, certain financial and statistical information, or a specific reference as to the location of the required disclosures elsewhere herein.

INVESTMENT PORTFOLIO

At December 31, 1996, 1997 and 1998, the carrying values of the major classifications of securities were as follows:

                                                Available for sale(1)                                Held to maturity(1)
                                    --------------------------------------------------  --------------------------------------------
                                         1998              1997              1996            1998           1997            1996
                                    --------------  ----------------  ----------------  -------------- ------------- ---------------
U.S. Treasury and other U.S.
   Government agencies and
   Corporations                      $ 12,682,483      $ 14,722,755      $ 25,787,714     $ 4,229,829   $ 6,665,399    $  9,598,686
States and political subdivisions         688,412           689,046           888,983       2,738,025     3,240,764       3,772,584
Mutual funds                              875,852         1,038,986         1,031,728        --            --             --
Restricted investment - Federal
   Home Loan Bank stock                   966,700           966,700          --              --            --             --
Other securities                          609,500           622,000           625,000        --            --             --
                                    --------------  ----------------  ----------------  -------------- ------------- --------------

Total                                $ 15,822,947      $ 18,039,487      $ 28,333,425     $ 6,967,854   $ 9,906,163    $ 13,371,270
                                    =============   ===============   ===============   =============  ============  ==============


(1) Amounts for held-to-maturity securities are based on amortized cost; amounts for available-for-sale securities are based on fair value.

MATURITY OR NEXT RATE ADJUSTMENT DATE

The following is a schedule of maturities or next rate adjustment date and related weighted average yields of securities at December 31, 1998:

                                                                                       Maturing
                                        Maturing              Maturing After           After Five
                                       Within One             One but Within           but Within
                                         Year                  Five Years              Ten Years
                                      ------------          ----------------         ------------
                                        Amount(2)    Yield      Amount(2)    Yield     Amount(2)   Yield
                                      ------------  ------- ---------------- -------------------- ---------
AVAILABLE FOR SALE
U.S. Treasury and other U.S. gov't
    Agencies and corporations             795,918     6.51     6,717,258     6.08     3,975,197     6.05
States and political subdivisions               -                475,000     7.10             -
Mutual funds                                    -                      -                      -
Restricted investment - FHLB Stock              -                      -                      -
Other securities                                -                      -                      -
Total AFS                                 795,918     6.51      7,192,258    6.14     3,975,197     6.05

HELD TO MATURITY
U.S. Treasury and other U.S. gov't
   Agencies and  corporations           1,730,216     5.76     2,499,613     6.41             -
States and political subdivisions         247,181     3.65     2,490,845     4.32             -
Mutual funds                                    -                      -                      -
Restricted investment - FHLB Stock              -                      -                      -
Other securities                                -                      -                      -
Total HTM                               1,977,396     5.49     4,990,458     5.37             -

TOTAL SECURITIES                        2,773,314     5.78    12,182,716     5.83     3,975,197     6.05

                                          Maturing
                                          After Ten
                                           Years
                                       -------------       Total
                                      Amount(1)(2) Yield  Amount(2)   Yield
                                      ------------ ----- ----------  ------
AVAILABLE FOR SALE
U.S. Treasury and other U.S. gov't
    Agencies and corporations          1,194,110   6.77  12,682,483   6.16
States and political subdivisions        213,412   6.25     688,412   6.84
Mutual funds                             875,852   7.23     875,852   7.23
Restricted investment - FHLB Stock       966,700   7.40     966,700   7.40
Other securities                         609,500   6.74     609,500   6.74
Total AFS                              3,859,574   7.00  15,822,947   6.35

HELD TO MATURITY
U.S. Treasury and other U.S. gov't
   Agencies and  corporations                  -          4,229,829   6.15
States and political subdivisions              -          2,738,025   4.26
Mutual funds                                   -                  -
Restricted investment - FHLB Stock             -                  -
Other securities                               -                  -
Total HTM                                      -          6,967,854   5.40

TOTAL SECURITIES                       3,859,574   7.00  22,790,801   6.06


(1) Securities that do not have stated maturity dates and are included in the "After Ten Years" column.

(2) All security amounts are based on book value with available for sale securities reflected at fair market value and held to maturity securities at amortized cost

LOAN PORTFOLIO

At December 31, 1998 and 1997 net loans accounted for 73.8% and 69.5%, respectively, of total assets.

Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods that result in level rates of return on principal. Loans are charged-off when deemed by management to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

Bankshares adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment is to be based on the fair value of the collateral. Statement 114, as amended also requires certain disclosures about investments in impaired loans and the allowance for loan losses and interest income recognized on loans.

Bankshares considers all consumer installment loans and residential mortgage loans to be homogenous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that TFB will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired if the factors above indicate a need for impairment. A loan on non-accrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgement the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan or portion of the loan is determined to be uncollectible, as is the case for all loans.

Loans are placed on non-accrual status when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other non-accrual loans is recognized only to the extent of interest payments received.

Total loans on the balance sheet are comprised of the following classifications as of December 31, 1998, 1997, 1996, 1995, and 1994.

                                                                      As of December 31,
                                      ----------------------------------------------------------------------------------
                                              1998              1997             1996              1995            1994
                                      --------------    -------------    --------------    -------------   -------------
Real estate loans                                  (Dollars in thousands)
     Construction and land                   $8,297           $6,998            $9,617           $8,058          $4,814
development
     Secured by farmland                      1,163            1,449             1,345              700             866
     1-4 family residential                  53,430           42,120            34,145           27,547          26,872
     Other real estate loans                 49,814           34,513            36,354           32,421          27,788
Agricultural (except secured by                   -                -                51               63             198
farmland)
Commercial and industrial (except
  those secured by real estate)              16,933           15,844            12,689           12,810          12,565
Loans to individuals                         30,284           24,417            21,119           18,586          17,027
All other loans                               4,620            5,176             1,147              486             592
                                      --------------    -------------    --------------    -------------   -------------
Total loans                                $164,541         $130,517          $116,467         $100,671         $90,722
                                      --------------    -------------    --------------    -------------   -------------
Less:   unearned income                        (416)            (709)             (722)            (675)           (513)
      Allowance for loan losses               (1853)           (1655)            (1465)           (1182)          (1050)
                                      ==============    =============    ==============    =============   =============
Net loans                                  $162,272         $128,153          $114,280          $98,814         $89,159
                                      ==============    =============    ==============    =============   =============

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

The following is a schedule of maturities and sensitivities of loans subject to changes in interest rates as of December 31, 1998:

                                                         Maturing After One but Within
                          Maturing Within One Year                  Five Years            Maturing After Five Years
                      ------------------------------   -------------------------------   --------------------------
                        Fixed Rate       Variable       Fixed Rate         Variable      Fixed Rate     Variable
                      ---------------  -------------   --------------     ------------   ------------  ------------
                                                      (In Thousands)

Commercial Loans           $   2,824      $   4,477       $    8,484          $   331        $   134       $   683
Construction Loans             4,401            856            2,087                -            953             -
   Total                   $   7,225      $   5,333       $   10,571          $   331       $  1,087       $   683


                                               Totals
                           ---------------------------------------------
                            Total Fixed    Total Variable   Grand Total
                           ---------------  -------------- -------------


Commercial Loans                $  11,442        $  5,491     $  16,933
Construction Loans                  7,441             856         8,297
   Total                        $  18,883        $  6,347     $  25,230

RISK ELEMENTS

The information required under this section is set forth under the heading "Asset Quality" in Financial Information.

SUMMARY OF LOAN LOSS EXPERIENCE

ANALYSIS OF LOAN LOSS EXPERIENCE. The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentration, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Additions to the allowance for loan losses, which are recorded as the provision for loan losses on Bankshares' statements of earnings, are made monthly to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The amount of the provision is a function of the level of loans outstanding, the level of non-performing loans, historical loan-loss experience, the amount of loan losses actually charged off or recovered during a given period and current and anticipated economic conditions. TFB believes that it is conservative in the identification and charge-off of problems and in certain instances, TFB has received recoveries on loans that were previously charged-off.

At December 31, 1998, 1997, 1996, 1995 and 1994 the allowance for loan losses was $1,853,000, $1,655,000, $1,465,000, $1,181,000 and $1,050,000 respectively.

The following table summarizes TFB's loan loss experience for each of the last five years ended December 31:

                                                                  For the years ended December 31,
                                         ------------------------------------------------------------------------------------
                                              1998              1997              1996            1995              1994
                                         ---------------    -------------     -------------   --------------    -------------
Balance of allowance for loan losses                                   (Dollars in thousands)
   at the beginning of the year               $   1,655        $   1,465         $   1,181        $   1,050        $   1,456

CHARGE-OFFS

Real estate loans
     Construction and land development
     Secured by farmland
     1-4 family residential                          40                                 40              116               52
     Other real estate loans
Agricultural (except secured by
farmland)
Commercial and industrial (except                   108              176               128              176              114
  those secured by real estate)
Loans to individuals                                223              187               225               97              267
All other loans

Total loan losses charged-off                       371              363               393              389              433

RECOVERIES
Real estate loans
     Construction and land development
     Secured by farmland
     1-4 family residential                                                              1                7                9
     Other real estate loans
Agricultural (except secured by
farmland)
Commercial and industrial (except                     6                6                51                6               19
  those secured by real estate)
Loans to individuals                                 29               81                47               77               37
All other loans

Total recoveries added to allowance                  35               87                99               90               65

NET RECOVERIES (CHARGE-OFFS)                       (336)            (276)             (294)            (299)            (368)
Provision charged (credited) to
   operating expense                                535              465               578              430              (38)
                                         ===============    =============     =============   ==============    =============
Balance at end of year                        $   1,854        $   1,654         $   1,465        $   1,181        $   1,050
                                         ===============    =============     =============   ==============    =============

Ratio of net charge-offs during period
 to average loans outstanding during period        0.23%            0.22%             0.27%            0.31%            0.43%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES. The following table allocates the allowance for loan losses at December 31, 1998, 1997, 1996, 1995 and 1994 to each loan category. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the dates indicated, although the entire allowance balance is available to absorb any actual charge-offs that may occur.


                                       --------------------------------------------------------------------
                                                  1998                              1997
                                       ----------------------------    --------------------------------
                                                      % of loans to                      % of loans to
                                          Allowance    total loans         Allowance      total loans
                                       ----------------------------    --------------------------------
Real estate loans                                          (Dollars in thousands)

     Construction and land development       $  93,399       5.04%              $  88,704        5.36%
     Secured by farmland                        13,157       0.71%                 18,370        1.11%
     1-4 family residential                    601,717      32.47%                534,042       32.27%
     Other real estate loans                   560,949      30.27%                437,560       26.44%
Agricultural (except secured by
farmland)                                            -       0.00%                      -        0.00%
Commercial and industrial (except                                                       -
  those secured by real estate)                190,689      10.29%                200,907       12.14%
Loans to individuals                           341,165      18.41%                309,635       18.71%
All other loans                                 52,074       2.81%                 65,700        3.97%
Unallocated                                          -       0.00%                      -        0.00%
                                       ----------------------------    --------------------------------
                                            $1,853,150     100.00%             $1,654,918      100.00%
                                       ============================    ================================

                                              -As of December 31,
                                       -------------------------------------------------------------------------------------------
                                                   1996                          1995                           1994
                                       ------------------------------ ------------------------------   ---------------------------
                                                        % of loans to                 % of loans to                 % of loans to
                                            Allowance     total loans    Allowance      total loans     Allowance     total loans
                                       ------------------------------ ------------------------------   ---------------------------
Real estate loans

     Construction and land development      $  121,041         8.26%       $  95,000          8.01%      $  56,000          5.31%
     Secured by farmland                        16,852         1.15%           8,000          0.70%         10,000          0.95%
     1-4 family residential                    429,652        29.32%         322,000         27.36%        311,000         29.62%
     Other real estate loans                   457,348        31.21%         381,000         32.20%        322,000         30.63%
Agricultural (except secured by
farmland)                                          586         0.04%           1,000          0.06%          2,000          0.22%
Commercial and industrial (except                    -
  those secured by real estate)                159,582        10.89%         150,000         12.73%        145,000         13.85%
Loans to individuals                           265,675        18.13%         218,000         18.46%        197,000         18.77%
All other loans                                 14,654         1.00%           6,000          0.48%          7,000          0.65%
Unallocated                                          -         0.00%               -          0.00%              -          0.00%
                                       ------------------------------ ------------------------------   ---------------------------
                                            $1,465,390       100.00%      $1,182,000        100.00%     $1,050,000        100.00%
                                       ============================== ==============================   ===========================

DEPOSITS

The average daily amounts of deposits and rates paid on savings deposits is summarized for the periods indicated in the following table:

                                        December 31, 1998         December 31, 1997          December 31, 1996
                                    -------------------------- ------------------------  --------------------------
                                      Amount(1)        Rate     Amount(1)       Rate       Amount(1)        Rate
                                    ---------------  --------- -------------  ---------  -----------       --------
                                                     (Dollars in thousands)

Interest-bearing and money market       $   71,144      3.05%      $ 61,268      2.76%       $   57,003      3.03%
Other savings deposits                      29,920      3.47%        29,738      3.43%           30,492      3.44%
Time deposits                               40,266      4.89%        36,237      4.93%           37,366      5.13%
                                    ---------------            -------------             ---------------
Total interest-bearing deposits            141,330                  127,243                     124,861
Noninterest-bearing deposits                30,721                   25,325                      25,081
                                    ---------------            -------------             ---------------
       Total deposits                $     172,051              $   152,568                 $   149,942
                                    ===============            =============             ===============

(1) Amounts are based on daily average balances.

MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

The following is a schedule of maturities of time deposits in amounts of $100,000 or more as of December 31, 1998:

Three months or less               $    1,648,027
Three through six months                1,543,204
Six through twelve months               3,489,907
One through Two Years                   3,765,649
More than Two Years                       309,347
                            ======================
Total                             $    10,756,134
                            ======================


SIGNIFICANT FINANCIAL RATIOS

The ratio of net income to daily average total assets and average shareholders' equity, and certain other ratios are, are as follows:

Certain Financial Ratios

                                                        At December 31
                                                 ------------------------------
                                                    1998               1997
                                                 -------------    -------------
Percentage of net income to:
   Average total assets                             1.21%              1.27%
   Average shareholders' equity                    11.60%             11.62%

Percentage of dividends declared per common
   share to basic earnings per share               34.35%             29.66%

Percentage of average shareholders' equity
   to average total assets                         10.42%             11.22%


BORROWED FUNDS

LONG-TERM   BORROWINGS.   Amounts  and  weighted  average  rates  for  long-term
borrowings for 1998, 1997 and 1996 are as follows:

                                                    As of December 31
                        ---------------------------------------------------------------------------
                             1998                           1997                          1996
                        ----------------                 ------------                 -------------
                            Amount            Rate         Amount          Rate          Amount         Rate
                        ----------------  -------------  ------------   ------------  -------------  ------------

FHLB Advances            $ 18,000,000        5.19%           --             --             --            --


SHORT-TERM BORROWINGS. This information is not required, as the average amount of borrowings during the period did not exceed 30% of shareholders' equity.

CAPITAL

Bankshares and TFB are subject to various regulatory capital requirements administered by banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Bankshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and TFB must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Bankshares' and TFB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bankshares and TFB to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 that Bankshares and TFB meet all capital adequacy requirements to which they are subject.

Bankshares and TFB exceeded their regulatory capital ratios, as set forth in the following table:

                                                                                                     To be Well Capitalized
                                                                          For Capital Adequacy      Under Prompt Corrective
                                                   Actual                       Purposes               Action Provisions
                                        -----------------------------   -------------------------   -------------------------
                                             Amount           Ratio        Amount         Ratio        Amount         Ratio
                                        ------------------   --------   --------------    -------   --------------   --------
                                                                         (Dollars in
                                                                         Thousands)

AS OF DECEMBER 31, 1998:
Total Capital (to Risk Weighted
Assets):

      Consolidated                               $ 22,975      14.3%        >$ 12,884      >8.0%              N/A
                                                                            -              -
      The Fauquier Bank                            23,058      14.3%           12,884      >8.0%        >$ 16,106     >10.0%
                                                                                           -            -             -
Tier I Capital (to Risk Weighted
Assets):
      Consolidated                               $ 21,122      13.1%        >$  6,442      >4.0%              N/A
                                                                            -              -
      The Fauquier Bank                            21,205      13.2%            6,442      >4.0%         >$ 9,663     > 6.0%
                                                                                           -             -            -
Tier I Capital (to Average Assets):

      Consolidated                               $ 21,122       9.7%        >$  8,676      >4.0%              N/A
                                                                            -              -
      The Fauquier Bank                            21,205       9.8%            8,676      >4.0%        >$ 10,845     > 5.0%
                                                                                           -            -             -
AS OF DECEMBER 31, 1997:

Total Capital (to Risk Weighted
Assets):

      Consolidated                               $ 22,604      17.7%        >$ 10,251      >8.0%              N/A
                                                                            -              -
      The Fauquier Bank                            22,617      17.7%           10,251      >8.0%        >$ 12,814     >10.0%
                                                                                           -            -             -
Tier I Capital (to Risk Weighted
Assets):

      Consolidated                               $ 21,003      16.4%        >$  5,126      >4.0%              N/A
                                                                            -              -
      The Fauquier Bank                            21,015      16.4%            5,126      >4.0%        >$  7,688     > 6.0%
                                                                                           -            -             -
Tier I Capital (to Average Assets):

      Consolidated                               $ 21,003      11.9%        >$  7,065      >4.0%              N/A
                                                                            -              -
      The Fauquier Bank                            21,015      11.9%            7,065      >4.0%        >$  8,831     > 5.0%
                                                                                           -            -             -

ITEM 3.           PROPERTIES

TFB owns property and operates branches at the following locations:

LOCATION                   BOOK VALUE       LEASE/OWN         RENT (ANNUAL)     EXPIRATION       RENEWAL
                                                                                                 OPTIONS
---------------------------------------------------------------------------------------------------------
Main Office *
P.O. Box 561               $1.2 M           Own               N/A               N/A              N/A
10 Courthouse Square
Warrenton, VA 20186

Catlett Branch Office
Rt. 28 and 806             $65,000          Own               N/A               N/A              N/A
Catlett, VA 20119

Manassas Branch Office
8091 Sudley Rd.            N/A              Lease             $38,500           2004             Additional 5 yrs.
Manassas, VA

New Baltimore Office
5119 Lee Highway           $570,000         Own               N/A               N/A              N/A
Warrenton, VA 20187

The Plains Office
Main Street                $10,000          Own               N/A               N/A              N/A
The Plains, VA 20198

View Tree Office
216 Broadview Avenue       $218,000         Own               N/A               N/A              N/A
Warrenton, VA


--------------------------------------------------------------------------------
* TFB and Bankshares

ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

No person or entity is known to Bankshares to be the beneficial owner of more than five percent (5%) of Bankshares common stock.

The following table sets forth as of December 31, 1998, the number and percentage of shares of Bankshares common stock held by each director and nominee of Bankshares, the executive officers named in the Summary Compensation Table, and all directors and executive officers of Bankshares and TFB as a group who are the beneficial owners of any Bankshares common stock.

NAME OF                                      AMOUNT AND NATURE OF                       PERCENT
BENEFICIAL OWNER(S) *                       BENEFICIAL OWNERSHIP **                     OF CLASS

Randy K. Ferrell                                      14,100                                       .77%
Alexander G. Green, Jr.                               69,680 (1)                                  3.82%
Stanley C. Haworth                                    41,620 (2)                                  2.28%
John J. Norman, Jr.                                      500                                       .03%
Douglas C. Larson                                      4,920 (3)                                   .27%
C. H. Lawrence, Jr.                                   20,523                                      1.13%
D. Harcourt Lees, Jr.                                 15,680 (4)                                   .86%
Randolph T. Minter                                     4,160                                       .23%
B. S. Montgomery                                      13,512 (5)                                   .74%
H. P. Neale                                           24,704 (6)                                  1.36%
Pat H. Nevill                                         13,920 (7)                                   .76%
Henry M. Ross                                         11,680 (8)                                   .64%
Gary R. Shook                                          1,230 (9)                                   .07%
C. Hunton Tiffany                                     20,406 (10)                                 1.12%

All directors and executive
officers as a group:                                 265,371                                     14.56%

* The address or each beneficial owner listed above shall be Bankshares' address: 10 Courthouse Square, Warrenton, Virginia 20186.

** Includes 4,480 shares that could be issued within 60 days to each non-employee director, other than Mr. Larson and Mr. Minter, pursuant to the Bank's Non-Employee Director Stock Option Plan, and 3,360 shares each that could be issued within 60 days to Mr. Larson and Mr. Minter under such plan.

         (1) Includes 2,720 shares held jointly with Alexander G. Green, III, his son; 2,720 shares held jointly with Courtenay G. Mullen, his daughter; and 2,720 shares held jointly with Mary Blake Green, his daughter.

         (2) Includes 32,740 shares held jointly with Mildred W. Haworth, his wife.

         (3) Includes 1,000 shares held jointly with Edith J. Larson, his mother.

         (4)      Includes 1,600 shares owned by Eleanor T. Lees, his wife.

         (5) Includes 4,888 shares held jointly with Patty M. Montgomery, his wife.

         (6)      Includes 9,608 shares owned by Fontaine G. Neale, his wife.

         (7) Includes 800 shares owned jointly with H.T.A. Nevill, her husband; 6,000 shares owned by H. T. A. Nevill, and 2,200 shares for which Mr. Nevill has voting power.

         (8)      Includes 800 shares held jointly with Lois B. Ross, his wife.

         (9) Includes 140 shares held by Ann Rodman Shook, his wife, as Custodian for their children.

         (10)     Includes 14,006 shares owned by Susanne J. Tiffany, his wife.

Bankshares is not aware of any definitive arrangement that may operate at a subsequent date to effect a change in control of Bankshares.

ITEM 5.           DIRECTORS AND EXECUTIVE OFFICERS

Bankshares' Articles of Incorporation provide that the Board of Directors of Bankshares is classified into three classes.

The Class I directors serve until 2000, the Class II directors serve until 2001, and the Class III directors serve until 1999.


         Name              Age               Principal Occupation                       Title            Director
------------------------  -------  ------------------------------------------   ----------------------  -----------
        CLASS I
C.H. Lawrence, Jr.            54   Independent Contractor (Business             Bankshares Director           1984
                                   Development); Former Owner & General         TFB Director
                                   Manager; Country Chevrolet, Inc.

Henry M. Ross                 71   President, Ross Industrial Development       Bankshares Director           1984
                                   Corp.; President, Greenwich Corp.;           TFB Director
                                   Founder & Former CEO, Ross Industries,
                                   Inc. (Engineer)

C. Hunton Tiffany             59   Chairman of the Board, Fauquier              Bankshares Director           1984
                                   Bankshares, Inc.; President,                 TFB Director
                                   Fauquier Bankshares, Inc.;
                                   President of The Fauquier Bank

John J. Norman, Jr.           36   Vice President, Associate                    Bankshares Director           1998
                                   Broker, Norman Realty, Inc.; (Commercial RE) TFB Director
                                   Director of the Bank since 1998

       CLASS II
Stanley C. Haworth            74   Auctioneer; Owner & General Manager,         Bankshares Director           1984
                                   Warrenton Nurseries                          TFB Director
                                   (Nurseyman/Auctioneer)

H.P. Neale                    77   Farming                                      Bankshares Director           1984
                                                                                TFB Director

Brian S. Montgomery           46   President, Warrenton Foreign Car, Inc.       Bankshares Director           1990
                                   President, Montgomery Auto Parts, Inc.       TFB Director
                                   (Sales/Service and Parts)

Pat H. Nevill                 52   Director & Secretary-Treasurer, The          Bankshares Director           1993
                                   Stable Door, Ltd. (Retail Clothing &         TFB Director
                                   Tack Sales)
       CLASS III

Alexander G. Green, Jr.       82   Retired Postmaster, Merchant                 Bankshares Director           1984
                                   and Farmer                                   TFB Director

Douglas C. Larson             52   Executive Director, Airlie Foundation;       Bankshares Director           1996
                                   Director, International Academy of           TFB Director
                                   Preventative Medicine (Conference Center
                                   and Research)

D. Harcourt Lees, Jr.         77   Chairman, D.H. Lees & Co., Inc.;             Bankshares Director           1984
                                   President, D.H. Lees Real Estate (Real       TFB Director
                                   Estate and Insurance Sales)

Randolph T. Minter            39   President, Moser Funeral Home;               Bankshares Director           1996
                                   President, Bright View Cemetery, Inc.        TFB Director

       OFFICERS

Diane B. Coppage                   Treasurer/Senior Vice President, Fauquier    Bankshares Officer
                                   Bankshares; Treasurer/Senior Vice            TFB Executive Officer
                                   President
                                   Controller, The Fauquier Bank                See Principal Occup.
                                   (Accounting, Data Processing,
                                   Bookkeeping)

Randy K. Ferrell                   Senior Vice President, Fauquier              Bankshares Officer
                                   Bankshares; Senior Vice President,           TFB Executive Officer
                                   Commercial Banking, The Fauquier Bank        See Principal Occup.
                                   (Lending Division)

Gary R. Shook                      Senior Vice President, Fauquier              Bankshares Officer
                                   Bankshares; Senior Vice President,           TFB Executive Officer
                                   Investments & Trust Services, Retail         See Principal Occup.
                                   Banking, The Fauquier Bank (Branch
                                   Banking, Trust Services and Investment
                                   Sales)

H. Frances Stringfellow            Senior Vice President, Secretary,            Bankshares Officer
                                   Fauquier
                                   Bankshares; Senior Vice President,           TFB Executive Officer
                                   Administrative Services, The Fauquier        See Principal Occup.
                                   Bank
                                   (Administration, Human Resources,
                                   Property)

C. H. "Buddy" Lawrence, Jr. was elected to TFB's Board in 1980 and to Bankshares' Board in 1984. He was the owner and general manager of Country Chevrolet, Inc., for many years, until he sold the business in late 1997. In February 1998 he entered into a contract with TFB as an Independent Contractor in a marketing, new business development, customer relations role. Mr. Lawrence serves on the Executive, Long Range Planning, and Trust Committees.

Henry M. "Bud" Ross was elected to TFB's Board in 1976 and to Bankshares' Board in 1984. Mr. Ross serves on the Audit, Executive, and Long Range Planning Committees. In 1991 Mr. Ross sold his company, Ross Industries, Inc. (large-scale food processing and freezing machinery) and became an independent contractor and consultant to them until 1996. Currently Mr. Ross is President and owner of Ross Industrial Development (real estate development) and The Greenwich Corporation (research).

C. Hunton Tiffany has been an employee of TFB since 1965. He was elected to TFB's Board in 1974 and to Bankshares' Board in 1984. He has served as President of TFB since 1982 and Bankshares since 1984, and is currently Chairman of both Boards of Directors. Mr. Tiffany is President and a Director of Fauquier Bank Services, Inc., a subsidiary of TFB. Mr. Tiffany serves on the Executive, Investment, Long Range Planning Committee and Trust Committees.

John J. Norman, Jr. is the newest member of the Board of Directors of TFB and Bankshares, having been elected to both Boards in December 1998. He is Vice President and Associate Broker of Norman Realty, Inc., a commercial real estate brokerage. Prior to 1989, he was employed for First Union Bank in North Carolina for several years.

Stanley C. Haworth was elected to TFB's Board in 1971 and to Bankshares' Board in 1984. For many years, Mr. Haworth has owned and managed Warrenton Nurseries, growing and selling shrubbery and trees. He is also a licensed Auctioneer. Mr. Haworth serves on the Audit, Compensation and Benefits, and Executive Committees.

H. Paul Neale was elected to TFB's Board in 1971 and to Bankshares' Board in 1984. For many years, he has owned and managed a family dairy farming operation in Fauquier County. Mr. Neale serves on the Audit and Executive Committees.

Brian S. Montgomery was elected to TFB and Bankshares' Boards in 1990. For many years, he has owned and managed Warrenton Foreign Car, Inc. and Montgomery Auto Parts (automotive sales and service). Mr. Montgomery serves on the Compensation, Executive, Long Range Planning and Trust Committees.

Pat H. Nevill was elected to TFB and Bankshares' Boards in 1993. For many years, she has been co-owner and manager of The Stable Door, Inc. a local clothing and tack retail store. Mrs. Nevill serves on the Compensation and Benefits, Long Range Planning, Investments and Trust Committees.

Alexander G. Green, Jr. was elected to TFB's Board in 1950 and to Bankshares' Board in 1984. Mr. Green is a retired Postmaster, merchant and farmer. Mr. Green serves on the Investment and Trust Committees.

Douglas C. Larson was elected to TFB's Board and to Bankshares' Board in 1996. He has been employed for many years as Executive Director of the Airlie Conference Center, and as Director of the International Academy of Preventive Medicine, a research organization. Mr. Larson serves on the Audit and Compensation and Benefits Committees.

D. Harcourt Lees, Jr. was elected to TFB's Board in 1954 and to Bankshares' Board in 1984. For many years, Mr. Lees has owned and managed D. H. Lees Real Estate, a local realty sales organization. Mr. Lees serves on the Long Range Planning and Trust Committees.

Randolph T. Minter was elected to TFB and Bankshares' Boards in 1996. For more than five years he has owned and managed Moser Funeral Home and Bright View Cemetery, Inc. Mr. Minter serves on the Audit, Compensation and Benefits, and Investment Committees.

Diane B. Coppage joined TFB in 1972. She serves as Senior Vice President, Controller, and Treasurer of TFB and Senior Vice President and Treasurer of Bankshares. As head of Support Services, she directs the activities of the Accounting, Data Processing and Bookkeeping departments and is responsible for the integrity of the financial systems of the organization. Mrs. Coppage is a member of Senior Management, and also serves on the Technology, Human Resources, Asset/Liability Management and Strategic Planning Committees of TFB. She participates in presentations to the Boards of TFB and Bankshares.

Randy K.  Ferrell  joined  TFB in  September  1994.  He serves  as  Senior  Vice
President, and heads the Commercial Banking Division, and as Senior Vice President of Bankshares. From 1972 to September 1994, Mr. Ferrell was employed by NationsBank and its predecessors, ending his career there as Senior Vice President, responsible for all corporate banking activities for Northern Virginia and Washington, D. C. Mr. Ferrell is a member of Senior Management, and also serves on the Asset/Liability Management Committee of TFB. Mr. Ferrell is a Senior Vice President and Director of Fauquier Bank Services, Inc., a subsidiary of TFB. He participates in presentations to the Boards of TFB and Bankshares, and leads the presentation of new loans and analysis of the loan portfolio at the Executive Committee meetings. Mr. Ferrell is a member of Senior Management, and serves on the Asset/Liability Management and Strategic Planning Committees of TFB.

Gary R. Shook joined TFB in January 1995. He serves as Senior Vice President, and heads the Retail Branch operations, Investment Sales and Trust Services areas, and Senior Vice President of Bankshares. From 1988 to January 1995, Mr. Shook was employed at Jefferson National Bank, as Vice President, Sales and Marketing in the Trust and Investments Group. He oversees all aspects of the branching system, third party investment sales, and the Trust Division products and services of TFB. Mr. Shook serves as a Senior Vice President and Director of Fauquier Bank Services, Inc., a subsidiary of TFB. Mr. Shook participates in presentations to the Boards of TFB and Bankshares, and reports to the Trust Committee of the Board of Directors on all trust activities. He is a member of Senior Management and serves on the Asset/Liability Management and Strategic Planning Committees of TFB.


H. Frances Stringfellow joined TFB in 1986. She serves as Senior Vice President and Secretary of TFB, and Senior Vice President and Corporate Secretary of the Bankshares. She oversees the operations of the Administrative Services Division, property management and TFB's purchasing program, and serves as Human Resources Manager. Mrs. Stringfellow manages the outsource relationship with our auditors for Internal Auditing and coordinates the efforts of the internal Compliance Committee of TFB. Currently, she is coordinating the efforts of the Year 2000 Readiness Committee within TFB. She serves as Senior Vice President, Secretary and a Director of Fauquier Bank Services, Inc., a subsidiary of TFB. She participates in presentations to the Board of Directors, reports to the Audit Committee on Internal Auditing and Compliance, and assists the Compensation and Benefits Committee. She is a member of Senior Management and serves on the Asset/Liability Management, Human Resources and Strategic Planning Committees of TFB.

COMMITTEES OF THE BOARD

Bankshares does not have any established committees. During the year ended December 31, 1998 the Board of Directors acted as a Committee of the whole as to all matters.

MEETINGS OF BOARD OF DIRECTORS

During the year ended December 31, 1998, the Board of Directors of Bankshares held eight meetings. All directors were in attendance at each meeting.

ITEM 6.           EXECUTIVE COMPENSATION

The following table sets forth the remuneration accrued or paid by Bankshares or TFB during the calendar years 1998, 1997, and 1996 for the TFB's Officers who received more than $100,000 during the year.

SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                     Annual Compensation            Long term compensation
                                     ------------------------------------------------------------------
Name and principal          Year                                    Awards                                All other
position                                                            ------------------------           Compensation(5)
                                                            Other
                                     Salary(1)  Bonus(2)   annual   Restricted   Options/   Payouts--        ($)
                                        ($)       ($)     compensa-    Stock      SARs(4)      LTIP
                                                           tion(3)    Awards        (#)      Payouts--
                                                             ($)        ($)                    ($)


          (a)                (b)        (c)         (d)       (e)        (f)         (g)        (h)           (i)
-----------------------------------------------------------------------------------------------------------------------

C. Hunton Tiffany           1998       156,400     37,195     4,619                   6,422                   4,800
President  & CEO            1997       148,631     37,195     4,428                                           4,442
                            1996       146,653     20,815     4,226                                           4,476

Randy K. Ferrell            1998        90,863     18,000       135                   2,557                   8,987
SVP, Commercial Banking     1997        88,863     18,000       135                                           8,846
                            1996        87,550     14,350       132                                           8,740

Gary R. Shook               1998        89,775     18,000        48                   2,493                   3,203
SVP,Retail/Investments &    1997        86,275     14,675        48                                           2,588
Trust Services

-----------------------------------------------------------------------------------------------------------------------


(1)  Includes Director's Fees of $14,800 earned by the President in 1996.

(2)  Reflects Incentive Compensation.

(3) Represents automobile allowance of $1,362 for the President in 1998, $1,241 in 1997, and $1,189 in 1996; group life insurance in excess of $50,000 premiums of $3,257 for the President in 1998, $3,187 in 1997, and $3,037 in 1996; same insurance premiums for Mr. Ferrell in 1998 of $135; in 1997 of $135, and in 1996 of $132; and same insurance premiums for Mr. Shook in 1998 of $48, and in 1997 of $48.

(4) Represents the number of Incentive Stock Options granted by the Board of Directors in 1998. 74% of the President's shares vest in the year 2001 and 26% vest in 2002; Mr. Ferrell's and Mr. Shook's shares vest in 2001. When vested, the shares may be purchased by the employee at the fair market value of $21.00 per share. The Options generally expire ten years after the date of grant.

(5) Represents 401(k) Match paid TFB for the President in 1998, 1997, and 1996; represents the portion of split dollar life insurance premiums paid by TFB on Mr. Ferrell's behalf of $5,711 in 1998, $5,787 in 1997, and $5,764 in
     1996, 401(k) Match paid by TFB for Mr. Ferrell of $3,276 in 1998, $3,059 in 1997 and $2,976 in 1996; and represents 401(k) Match paid by TFB for Mr. Shook in 1998 and in 1997.

DIRECTORS' COMPENSATION

MEETING FEES. Non-Employee Directors of Bankshares receive a fee of $200 for each Board meeting attended. Non-Employee Directors of TFB receive a fee of $400 for each Board meeting and $200 for each Committee meeting attended. However, no Director may receive fees for more than two Board and Committee meetings held in any one day.

DIRECTOR DEFERRED COMPENSATION PLAN. Effective April 1, 1995, the Board approved and established a Director Deferred Compensation Plan (the "Deferred Compensation Plan"). This plan provides that any non-employee director of Bankshares or TFB may elect to defer receipt of all or any portion of his or her compensation as a director. A participating Director may elect to have amounts deferred under the Deferred Compensation Plan held in a deferred cash account which is credited on a quarterly basis with interest equal to the highest rate offered by TFB at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in Bankshares common stock at the fair market value on the date of deferral. The value of a stock account will increase and decrease based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in Bankshares common stock are paid, at the election of the director, either in cash or in whole shares of the common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts in one or up to five installments. Bankshares may establish a trust to hold amounts deferred and which accumulate under the plan. The purpose of the Deferred Compensation Plan is to give the non-employee directors the option of deferring current taxation on directors' fee income.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. In addition, the Board approved and established effective April 1, 1995, a Non-Employee Director Stock Option Plan (the "Option Plan"). Under this plan each Director who is not an employee of Bankshares or its subsidiary will receive an option grant covering 1,120 shares of Bankshares common stock on April 1 of each year during the five year term of the Option Plan. The first grant under the Option Plan was made on May 1, 1995. The exercise price of awards is fixed at the fair market value of the shares on the date the option is granted. During the term of the Option Plan, a total of 61,600 shares of common stock may be granted. The options granted under the Option Plan are not exercisable for six months from the date of grant except in the case of death or disability. Options that are not exercisable at the time a director's services on the Board terminates for reasons other than death, disability or retirement in accordance with Bankshares' policy will be forfeited. The purpose of the Option Plan is to promote a greater identity of interest between non-employee directors and Bankshares' shareholders by increasing each participant's proprietary interest in Bankshares through the award of options to purchase Bankshares common stock.

INDEPENDENT CONTRACTOR AGREEMENT. C. H. Lawrence, Jr., a non-employee director, continues to provide business development and customer relations services to TFB under an Independent Contractor Agreement dated February 23, 1998, which contract is renewable annually. Because of his successful performance under the contract, Mr. Lawrence's compensation was increased from $50,000.00 to $77,400.00 per annum, effective September 1, 1998.

EXECUTIVE COMPENSATION

OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN. In 1998, Bankshares adopted an Omnibus Stock Ownership and Long-Term Incentive Plan for certain key employee of The

Fauquier Bank. Two hundred thousand (200,000) shares of common stock were reserved and available for issuance under the Plan. On August 20, 1998, the Board of Directors granted incentive stock options, which options, if exercised, would equal 17,977 shares of common stock. The options have an exercise price of $21.00 per share. Generally, the shares are not exercisable until three years from the date of issuance and generally require continuous employment during the period prior to exercise. The options will expire in no more than ten years after the date of grant. The Plan is designed to encourage and motivate employees to contribute to the successful performance of Bankshares. The Board of Directors believes that stock ownership by employees promotes a unity of purpose between employees and shareholders. The Plan supports the achievement of Bankshares' primary long term performance objectives and helps to retain employees.

                                            OPTIONS/SAR GRANTS IN 1998
                                                 Individual Grants

-------------------------------------------------------------------------------------------------------------------
                           Number of        Percent of
                           securities       total options/
                           underlying       SARs granted
                           options/SARS     to employees      Exercise or               Expiration
         Name              granted (#)      in fiscal year    base price ($/Sh)           date
         (a)                    (b)               (c)              (d)                    (e)
-------------------------------------------------------------------------------------------------------------------

C. Hunton Tiffany          6,422            35.7%             $21.00                    Oct. 20, 2008

Randy K. Ferrell           2,557            14.2%             $21.00                    Oct. 20, 2008


Gary R. Shook              2,493            13.9%             $21.00                    Oct. 20, 2008

Diane B. Coppage           2,016            11.2%             $21.00                    Oct. 20, 2008


H. Frances Stringfellow    2,026            11.3%             $21.00                    Oct. 20, 2008

Total                      17,977            100%             $21.00                    Oct. 20, 2008

-------------------------------------------------------------------------------------------------------------------

PENSION   PLANS.   TFB  has  a   non-contributory   benefit  plan  which  covers
substantially all employees of TFB who are 21 years of age or older, who have at least one year of service, and work a minimum of 1,000 hours per year.

The Plan's Normal Retirement Benefit formula is as follows:

         (a) 1.35% of the Participant's final 5-year average compensation per year of service up to 35 years plus

         (b) 0.60% of the Participant's final 5-year average compensation, in excess of his/her Covered Compensation Level, * per year of service up to 35 years.

* Covered Compensation Level = The average of the last 35 years of the social security wage base at normal retirement.

TFB's pension plan expense for calendar year 1998 was $92,609.

Cash benefits under the Plan generally commence on retirement, death or other termination of employment and are payable in various forms, generally at the Participant's election.

                                            PENSION PLAN TABLE
5 Year                                      YEARS OF SERVICE
Average           10                15               20                25       30               35
Salary
----------------- -------------- --------------- -------------- --------------- -------------- --------------
  50,000           7,878         11,817          15,756         19,695          23,634          27,573
----------------- -------------- --------------- -------------- --------------- -------------- --------------
  65,000          10,803         16,205          21,606         27,008          32,409          37,811
----------------- -------------- --------------- -------------- --------------- -------------- --------------
 80,000           13,728         20,592          27,456         34,320          41,184          48,048
----------------- -------------- --------------- -------------- --------------- -------------- --------------
100,000           17,628         26,442          35,256         44,070          52,884          61,698
----------------- -------------- --------------- -------------- --------------- -------------- --------------
125,000           22,503         33,755          45,006         56,258          67,509          78,761
----------------- -------------- --------------- -------------- --------------- -------------- --------------
150,000           27,378         41,067          54,756         68,445          82,134          95,823
----------------- -------------- --------------- -------------- --------------- -------------- --------------
160,000           29,328         43,992          58,656         73,320          87,984         102,648
and above
----------------- -------------- --------------- -------------- --------------- -------------- --------------


Based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $31,200 for a person age 65 in 1998. Compensation is currently limited to $160,000 by Internal Revenue Service Regulations and includes all regular pay, overtime and regular bonuses.

The approximate years of service as of January 1, 1999 for the named executive officers are as follows:

                                                       Service

                                                       -------
         Name                                       Years    Months
         ----                                       -----    ------

C. Hunton Tiffany                                  34                (1/18/65)
Randy K. Ferrell                                    4        3       (9/19/94)
Gary R. Shook                                       4                (1/17/95)

RETIREMENT  PLAN.  TFB has a defined  contribution  retirement  plan  under Code
Section 401(k) of the Internal Revenue Service covering employees who have completed six months of service and who are at least 21 years of age. Under the plan a participant may contribute an amount up to 15% of their covered compensation for the year, subject to certain limitations. TFB may also make, but is not required to make, a discretionary matching contribution. The amount of this matching contribution, if any, is determined on an annual basis by the Board of Directors. TFB made a contribution to the plan for the year ended December 31, 1998 of $61,566.

INCENTIVE PLANS. No officer or director received remuneration other than as stated above, in the form of bonus, profit-sharing, pension, retirement, options or warrants to purchase stock or any other remuneration plan, for the year ended December 31, 1998. An incentive compensation plan for 1998 was approved by the Board of Directors to be shared by all employees of TFB. An incentive pool of $297,031 for 1998 was divided among all employees of TFB in January 1999. There are no commission agreements between Bankshares or TFB and their respective directors or officers.


CHANGE OF CONTROL AGREEMENTS. TFB has entered into change of control agreements with officers Tiffany, Ferrell, Shook, Coppage and Stringfellow (the "Executives"). The change of control agreements (the "Agreements") are intended to attract and retain experienced, well-qualified executives who will advance the best interests of TFB. TFB and Bankshares' continued success depends to a significant degree on the skills and competence of these executives.

The Agreements become operative upon a change of control in TFB. For purposes of the Agreements, a change of control of TFB occurs if, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (but excluding any group of which the Executive is a member), becomes the beneficial owner of securities of TFB or of Bankshares having 20% or more of the combined voting power of the then outstanding TFB or Bankshares securities that may be cast for the election of TFB or Bankshares directors other than as a result of an issuance of securities initiated by TFB or Bankshares, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, contested election, or any combination of these events, the persons who were directors of TFB or Bankshares before such events cease to constitute a majority of TFB's or Bankshares' Board of Directors, or any successor's board, within two years of the last of such transactions.

If, after a change of control occurs, an Executive's employment is terminated within three (3) years, the Executive is entitled to receive the payments specified in the Agreements, unless such termination was for Cause or the Executive terminates employment without Good Reason. "Cause" means the Executive's gross negligence or willful misconduct, which is detrimental to the best interests of TFB's business operations. "Good Reason" means (i) a material change in the Executive's functions, duties, responsibilities, authority, benefits or perquisites, or relocation of the Executive's principal place of employment, (ii) removal from or failure to re-elect the Executive to a current position, (iii) a reduction of the Executive's base salary or a failure to increase such salary in accordance with cost-of-living increases, or (iv) the failure of any successor to assume and agree to perform the Agreements.

If an Executive is terminated  not for Cause or terminates  employment  for Good
Reason: (i) TFB is required to pay the Executive as compensation for services rendered to TFB a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to 2.99 times the highest annual compensation paid to the Executive by TFB for any six months ending with the Executive's termination; (ii) In addition to the benefits to which an Executive is entitled under the retirement plans or programs in effect, TFB is required to pay an Executive a cash amount equal to the actuarial equivalent of the retirement pension to which the Executive would have been entitled under the terms of such retirement plan or programs, without regard to "vesting" thereunder, had the Executive accumulated three (3) additional years of continuous service after termination at the Executive's base rate in effect at the time of termination, reduced by the single sum actuarial equivalent of any amounts to which the Executive is entitled pursuant to the provisions of said retirement plans or programs; (iii) TFB is required to maintain in full force and effect, for the continued benefit of the Executive for a three-year period after termination, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to termination, or substantially similar programs if the Executive's continued participation is not possible under the general terms and provisions of such existing plans and programs; and
(iv) all stock options granted to the Executive under any of TFB's stock option plans shall become immediately exercisable with respect to all or any portion of the shares covered thereby regardless of whether such options are otherwise exercisable. TFB is required to reimburse the Executive for any federal income tax liability incurred by the Executive in connection with the exercise of such options which would not have been incurred by the Executive in the absence of such options becoming immediately available upon a change of control.

If any payment made or benefit provided to an Executive pursuant to the Agreements would constitute an "excessive parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations thereunder, thereby resulting in a loss of an income tax deduction by TFB or the imposition of an excise tax on the Executive under
Section 4999 of the Code, then the payments scheduled under the Agreements will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.


SPLIT DOLLAR LIFE INSURANCE AGREEMENT. On January 1, 1996, TFB entered into a Split Dollar Life Insurance Agreement with Mr. Ferrell pursuant to which TFB purchased two existing policies of insurance on Mr. Ferrell's life. Pursuant to the agreement, TFB pays a portion of the annual premium on the insurance policies. The policies provide for a combined death benefit of $440,000 to be paid to the beneficiaries named thereon, and TFB is entitled to the total policy proceeds in excess of the death benefits. TFB paid $5,711 of premiums in 1998 in connection with this agreement.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TFB, as Bankshares subsidiary, has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders. Such loans were made on substantially the same terms, including interest rate, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with similar risk. The extensions of credit by TFB to these persons have not and do not currently involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1998, these loans (excluding loans that total less than $60,000) totaled $4,396,078. During 1998, total principal additions were $1,592,296 and total principal payments were $1,135,540.

ITEM 8. LEGAL PROCEEDINGS

There is no pending or threatened litigation that, in the opinion of management, may materially impact the financial condition of Bankshares or TFB.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON BANKSHARES' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of March 11, 1999, there were 1,823,129 outstanding shares of common stock, which is the only class of Bankshares stock. There is no organized trading market for Bankshares' stock. Accordingly, there is no comprehensive record of trades or the prices of any such trades. As a result, the prices reported for Bankshares common stock may not be reliable indicators of market value. The following table reflects stock prices for Bankshares' Shares, to the extent such information is available. The following sets forth the high and low closing prices for trades for Bankshares common stock that occurred in transactions know to Bankshares management from January 1, 1997 and during the respective periods indicated.

         1997                                                 1998
         ------------------------------------------------     ------------------------------------------------
Q*       HIGH              LOW              SHARES            HIGH              LOW              SHARES

1st      $12.33            $12.00           N/A               $21.25            $18.75           N/A

2nd      $13.25            $12.25           N/A               $21.50            $21.00           N/A

3rd      $14.00            $13.00           N/A               $22.00            $19.00           N/A

4th      $18.75            $14.00           N/A               $20.00            $18.50           N/A

* Quarter.

All prices are adjusted for the 2-for-1 stock split declared on March 19, 1998.

HOLDERS

As of March 11, 1999 there were 430 holders of record of Bankshares common stock.

DIVIDENDS

On March 19, 1998, Bankshares declared a 2 for 1 stock split. Bankshares has declared and paid the following cash dividends in the past two years:


                                         ($)                                            ($)
Dividend Year                       Per Share *                                 Total Annual

------------------                  ------------                                -----------------

1997                                $0.35                                       $191,301

1998                                $0.45                                       $238,910

* The above figures are adjusted to reflect all stock splits and dividends.

Bankshares' future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. Bankshares' ability to pay cash dividends will depend entirely upon TFB's abilities to pay dividends to Bankshares.

Transfer of funds from TFB to Bankshares in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1998, the aggregate amount of unrestricted funds that could be transferred from TFB to Bankshares without prior regulatory approval totaled $3,136,385.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Bankshares has sold no securities within the past three years.

ITEM 11. DESCRIPTION OF BANKSHARES' SECURITIES TO BE REGISTERED

SHARES OF COMMON STOCK

Bankshares has 8,000,000 shares of $3.13 par value common stock. As of March 11, 1999, Bankshares had 430 shareholders and 1,823,129 shares were issued and outstanding. The outstanding shares are fully paid and non-assessable. In the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of Bankshares, Bankshares' assets shall be distributed pro rata to the holders of the shares.

RIGHTS OF SHAREHOLDERS

The holders of Bankshares common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and possess exclusively all voting power except as otherwise required by law. The Articles do not provide for cumulative voting for the election of directors. The holders of Bankshares common stock are entitled to such dividends as may be declared from time to time by Bankshares' Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of Bankshares available for distribution to such holders. The holders of Bankshares common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

CERTAIN PROVISIONS OF BANKSHARES' ARTICLES OF INCORPORATION AND BYLAWS

The Articles and Bylaws contain provisions that may delay or prevent a change in control of Bankshares. The Articles and Bylaws provide that: (i) the number of directors shall be stated in TFB's Bylaws but the number of directors set forth in the bylaws cannot be increased by more than two during any 12-month period except by the affirmative vote of holders of 85% of all shares of voting stock of TFB; (ii) that the Board of Directors shall be divided into three classes, as nearly equal in number as possible and at each annual meeting of the shareholders thereafter one class shall be elected each year to serve a three-year term; (iii) subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed, with out cause, but only by the affirmative vote of the holders of at least 85% of the outstanding shares of common stock; (iv) special meetings of the stockholders may be called only by the Chairman of the Board, the President, a majority of the Board of Directors, or by any three or more stockholders together holding at least 25% of the number of shares of capital stock of TFB at the time outstanding and entitled to vote with respect to the business to be transacted at such meeting. At a special meeting no business may be transacted and no corporate action may be taken other than that stated in the notice of the meeting.

VIRGINIA STATE REGULATION OF CERTAIN TRANSACTIONS

AFFILIATED TRANSACTIONS. The Virginia Stock Corporation Act (the "Virginia Act") contains provisions governing "Affiliated Transactions" designed to deter certain coercive two-tier takeovers of Virginia corporations. Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an "Interested Shareholder" (as defined below), or reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements apply to an Affiliated Transaction with an Interested Shareholder (i) who was an Interested Shareholder on the date the corporation first became subject to the provisions of the Virginia Act governing Affiliated Transactions by virtue of its having 300 shareholders of record or (ii) whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

The Affiliated Transactions provisions provide that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that Affiliated Transaction provisions shall not apply to the corporation. Bankshares has not adopted such an amendment.

CONTROL SHARE ACQUISITIONS. The Virginia Act contains provisions regulating certain "control share acquisitions" which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. If the acquiring person's shares are not accorded voting rights (or if no request for a special meeting is made by an acquirer), the corporation may, if authorized by its charter and bylaws prior to control share acquisition, purchase the acquiring person's shares at their cost to the acquiring person. If voting rights are approved and the acquiring person controls 50% or more of the voting power, all shareholders other than the acquiring person have dissenters' rights which enable them to receive the "fair value" of their shares. "Fair value" is not less than the highest price paid in the control share acquisition. The Virginia Act permits corporations to opt-out of its provisions by adopting a bylaw or charter provision prior to a control share acquisition stating that the control share provisions of the Virginia Act shall not apply. Bankshares has not adopted such a provision.

VOTING REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS

Bankshares Articles of Incorporation establish voting requirements for certain business combination in addition to any Virginia requirements. The affirmative vote of the holders of 85% of all shares of Bankshares common stock entitled to vote on any business combination (as hereinafter defined) shall be required for the adoption or authorization of such business combination with any other entity (as hereinafter defined) if such entity is the beneficial owner, directly or indirectly, of more than 20% of Bankshares voting stock. This requirement is not applicable if: (a) certain fair price considerations are met; (b) after such other entity has acquired a 20% interest and prior to the consummation of the business combination Bankshares' Board of Directors continues to be represented by the same individuals who were directors prior to the time that such other entity acquired in excess of 30% of Bankshares voting stock, and the other entity has not acquired any more of Bankshares' voting stock beyond the acquisitions that brought the entity above the 20% threshold; (c) such other entity shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance provided by Bankshares, or made any major change in Bankshares' business or capital structure with out the unanimous approval of the directors, in either case prior to the consummation of such business combination; and (d) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to Bankshares' public stockholders for the purpose of soliciting stockholder approval.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bankshares' Articles of Incorporation state that each Director and Officer shall be indemnified by the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a Director or Officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duties as such Director or Officer. Further, in the event of any other judgment against such Director or Officer or in the event of a settlement, the indemnification shall be made only if the Corporation shall be advised, in case none of the persons involved shall be or have been a Director of the Corporation, by the Board of Directors, and otherwise by independent counsel to be appointed by the Board of Directors, that in its or his opinion such Director or Officer was not guilty of gross negligence or willful misconduct in the performance of his duties, and, in the event of a settlement, that such settlement was, or if still to be made is, in the best interests of the Corporation. If this determination is to be made by the Board of Directors, it may, as to all questions of law, rely on the advice of independent counsel. Every reference therein to Director or Officer includes every Director or Officer or former Director or Officer of the Corporation and every person who may have served at its request as a director or officer of another corporation in which the Corporation owned shares of stock or of which it is a creditor or, in the case of a non-stock corporation, to which the Corporation contributes and, in all of such cases, his executors and administrators. The right of indemnification provided is not exclusive of any other rights to which any Director or Officer may be entitled by Virginia law, or otherwise.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                          INDEPENDENT AUDITOR'S REPORT



To the Shareholders and Directors of
  Fauquier Bankshares, Inc. and Subsidiaries
Warrenton, Virginia


     We have audited the accompanying consolidated balance sheets of Fauquier Bankshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fauquier Bankshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 27, 1999

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                                                             DECEMBER 31,
                                                                                                             ------------

             ASSETS                                                                              1998                        1997
             ------                                                                              ----                        ----
Cash and due from banks                                                                   $       9 868 240       $     10 715 490
Interest-bearing deposits in other banks                                                          3 680 430                 26 639
Federal funds sold                                                                               13 182 000              9 470 000
Securities (fair value:  1998, $22,865,960;
  1997, $27,961,270)                                                                             22 790 801             27 945 650
Loans, net                                                                                      162 272 291            128 153 154
Bank premises and equipment, net                                                                  5 879 737              6 155 862
Accrued interest receivable                                                                       1 084 500                915 724
Other real estate                                                                                    56 944                199 085
Other assets                                                                                      1 211 432                860 470
                                                                                          -----------------       ----------------

         Total assets                                                                     $     220 026 375       $    184 442 074
                                                                                          =================       ================

   LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Noninterest-bearing demand deposits                                                   $      34 438 128       $     29 188 395
    Savings and interest-bearing demand deposits                                                102 176 226             93 628 599
    Time deposits                                                                                42 602 788             39 052 110
                                                                                          -----------------        ---------------
         Total deposits                                                                   $     179 217 142       $    161 869 104
  Federal Home Loan Bank advances                                                                18 000 000                    - -
  Dividends payable                                                                                 238 910                191 301
  Other liabilities                                                                               1 393 487              1 403 771
  Commitments and contingent liabilities                                                                - -                    - -
                                                                                          -----------------        ---------------
         Total liabilities                                                                $     198 849 539       $    163 464 176
                                                                                          =================       ================

SHAREHOLDERS' EQUITY
  Common stock, par value, 1998, $3.13; 1997, $6.25;  authorized 1998, 8,000,000 shares; 1997, 4,000,000 shares; issued and
    outstanding 1998, 1,837,770 shares; 1997, 956,504 shares                              $       5 752 220       $      5 978 150
  Capital surplus                                                                                       - -              1 207 680
  Retained earnings                                                                              15 432 062             13 887 212
  Accumulated other comprehensive income (loss)                                                      (7 446)               (95 144)
                                                                                          ------------------       ----------------
         Total shareholders' equity                                                       $      21 176 836       $     20 977 898
                                                                                          =================       ================

         Total liabilities and shareholders' equity                                       $     220 026 375       $    184 442 074
                                                                                          =================       ================


See Notes to Consolidated Financial Statements.

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
        For Each of the Three Years in the Period Ended December 31, 1998

                                                                                         YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------------
                                                                             1998                  1997                  1996
                                                                       ---------------        --------------         -------------
INTEREST INCOME
  Interest and fees on loans                                           $    12 580 317        $   11 152 802         $   9 795 568
  Interest on investment securities:
    Taxable interest income                                                    338 217               455 783               603 995
    Interest income exempt from federal
      income taxes                                                             142 827               199 347               265 083
  Interest and dividends on securities available
    for sale:
      Taxable interest income                                                1 037 353             1 362 679             1 663 606
      Interest income exempt from federal
        income taxes                                                            70 493                49 774                16 542
      Dividends                                                                 87 950                62 334                51 304
  Interest on federal funds sold                                               492 677               155 531               150 769
  Interest on deposits in other banks                                           88 862                 9 960                   - -
                                                                       ---------------        --------------         -------------
         Total interest income                                         $    14 838 696        $   13 448 210         $  12 546 867
                                                                       ---------------        --------------         -------------

INTEREST EXPENSE
  Interest on deposits                                                 $     5 178 122        $    4 495 621         $   4 693 457
  Interest on Federal Home Loan Bank advances                                  340 579               238 065                   - -
  Interest on federal funds purchased                                              160                17 474                 5 285
                                                                       ---------------        --------------         -------------
         Total interest expense                                        $     5 518 861        $    4 751 160         $   4 698 742
                                                                       ---------------        --------------         -------------

         Net interest income                                           $     9 319 835        $    8 697 050         $   7 848 125

Provision for loan losses                                                      534 675               465 000               578 000
                                                                       ---------------        --------------         -------------

         Net interest income after
           provision for loan losses                                   $     8 785 160        $    8 232 050         $   7 270 125
                                                                       ---------------        --------------         -------------

OTHER INCOME
  Trust Department income                                              $       555 659        $      522 190         $     500 279
  Service charges on deposit accounts                                        1 046 625             1 065 328             1 049 890
  Other service charges, commissions
    and fees                                                                   779 431               701 658               647 141
  Gains on securities available for sale                                        16 673                10 142                78 036
  Other operating income                                                         5 829                54 361                 9 540
                                                                       ---------------        --------------         -------------
         Total other income                                            $     2 404 217        $    2 353 679         $   2 284 886
                                                                       ---------------        --------------         -------------


See Notes to Consolidated Financial Statements.

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Continued)
        For Each of the Three Years in the Period Ended December 31, 1998

                                                                                         YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------------
                                                                             1998                   1997                   1996
                                                                       ---------------        --------------         -------------
OTHER EXPENSES
  Salaries and employees' benefits                                     $     3 396 531        $    3 274 362         $   3 066 858
  Net occupancy expense of premises                                            336 768               387 107               377 932
  Furniture and equipment                                                      792 402               883 089               823 610
  Other operating expenses                                                   3 183 078             2 809 098             2 696 659
                                                                       ---------------        --------------         -------------
         Total other expenses                                          $     7 708 779        $    7 353 656         $   6 965 059
                                                                       ---------------        --------------         -------------

         Income before income taxes                                    $     3 480 598        $    3 232 073         $   2 589 952

Income tax expense                                                           1 039 053               981 510               748 387
                                                                       ---------------        --------------         -------------
          Net income                                                   $     2 441 545        $    2 250 563         $   1 841 565
                                                                       ===============        ==============         =============

EARNINGS PER SHARE, basic                                              $          1.31        $         1.18         $        0.96
                                                                       ===============        ==============         =============

EARNINGS PER SHARE, assuming dilution                                  $          1.30        $         1.17         $        0.96
                                                                       ===============        ==============         =============


See Notes to Consolidated Financial Statements.

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        For Each of the Three Years in the Period Ended December 31, 1998

                                                                                         YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------------
                                                                              1998                   1997                1996
                                                                       ----------------       --------------         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                           $     2 441 545        $    2 250 563         $   1 841 565
  Adjustments  to  reconcile  net  income  to net  cash  provided by  operating activities:
      Depreciation                                                             773 863               824 725               762 744
      Provision for loan losses                                                534 675               465 000               578 000
      Provision for other real estate                                           30 000                40 000                25 000
      Deferred tax (benefit)                                                   (40 964)              (81 861)             (114 660)
      Net (gain) on sale of premises and equipment                                 - -                (2 861)               (2 796)
      Disposal of fixtures and equipment                                           - -                   - -                27 994
      (Gain) on securities available for sale                                  (16 673)              (10 142)              (78 036)
      (Gain) on other real estate                                               (1 127)              (11 954)              (44 738)
      (Gain) on sale of fixed assets                                            (8 590)                  - -                   - -
      Net premium amortization on investment
        securities                                                              29 272                62 537                44 388
      Changes in assets and liabilities:
        (Increase) decrease in other assets                                   (537 700)             (178 567)              204 110
        Increase (decrease) in other liabilities                               (10 284)              339 447               144 421
                                                                       ----------------       --------------         -------------
          Net cash provided by operating activities                    $     3 194 017        $    3 696 887         $   3 387 992
                                                                       ----------------       --------------         -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of securities available
    for sale                                                           $     2 734 130        $    9 918 783         $   4 992 100
  Proceeds from maturities, calls and principal
    payments of investment securities                                        3 424 859             3 450 904             1 613 581
  Proceeds from maturities, calls and principal
    payments of securities available for sale                               14 562 054             8 175 688             9 252 765
  Purchase of investment securities                                           (499 250)              (25 000)                  - -
  Purchase of securities available for sale                                (14 932 919)           (7 623 455)           (8 437 615)
  Proceeds from sale of premises and equipment                                   8 590                 2 861                 6 199
  Proceeds from sale of other real estate owned                                121 368               249 991               620 345
  Purchase of premises and equipment                                          (497 738)           (1 281 972)             (354 948)
  Capitalized improvements to other real estate                                    - -                   - -                (6 900)
  Net (increase) in loans                                                  (34 661 912)          (14 337 988)          (15 838 095)
                                                                       ----------------       ---------------        --------------
          Net cash (used in) investing activities                      $   (29 740 818)       $   (1 470 188)        $  (8 152 568)
                                                                       ----------------       --------------         -------------


See Notes to Consolidated Financial Statements.

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Continued)

        For Each of the Three Years in the Period Ended December 31, 1998

                                                                                         YEARS ENDED DECEMBER 31,
                                                                       -----------------------------------------------------------
                                                                             1998                    1997                   1996
                                                                       ----------------       --------------         -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                               $    13 797 360        $    6 590 565         $   4 828 215
  Net increase (decrease) in certificates of deposit                         3 550 678             2 340 206              (173 254)
  Net increase in other borrowed funds                                      18 000 000                   - -                   - -
  Cash dividends paid                                                         (784 188)             (620 539)             (468 605)
  Issuance of common stock                                                         - -                   - -                13 430
  Acquisition of common stock                                               (1 498 508)                  - -                   - -
                                                                       ----------------       --------------         -------------
          Net cash provided by financing activities                    $    33 065 342        $    8 310 232         $   4 199 786
                                                                       ----------------       --------------         -------------

          Increase (decrease) in cash and cash equivalents             $     6 518 541        $   10 536 931         $    (564 790)

CASH AND CASH EQUIVALENTS
  Beginning                                                                 20 212 129             9 675 198            10 239 988
                                                                       ---------------        --------------         -------------
  Ending                                                               $    26 730 670        $   20 212 129         $   9 675 198
                                                                       ===============        ==============         =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
    Cash payments for:
      Interest                                                         $     5 432 911        $    4 739 123         $   4 718 362
                                                                       ===============        ==============         =============

      Income taxes                                                     $     1 287 248        $    1 021 000         $     845 100
                                                                       ===============        ==============         =============

SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING ACTIVITIES
    Other real estate acquired in settlement
      of loans                                                         $        17 267        $          - -         $     292 579
                                                                       ===============        ==============         =============

    Unrealized gain (loss) on securities
      available for sale, net                                          $       146 625        $      190 270         $     (13 192)
                                                                       ===============        ==============         =============


See Notes to Consolidated Financial Statements.

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
        For Each of the Three Years in the Period Ended December 31, 1998




                                                                               COMMON             CAPITAL          RETAINED
                                                                                STOCK             SURPLUS          EARNINGS
                                                                           -------------       ------------     --------------
BALANCE, DECEMBER 31, 1995                                                 $   5 973 900       $  1 198 500     $   10 960 829
  Comprehensive income:
    Net income                                                                       - -                - -          1 841 565
    Other comprehensive income (loss) net of tax:
      Unrealized holding gains on securities available
       for sale, net of deferred income taxes of $22,047                             - -                - -                - -
      Less reclassification adjustment, net of income taxes
       of $26,532                                                                    - -                - -                - -
    Other comprehensive income (loss), net of tax                                    - -                - -                - -
    Total comprehensive income                                                       - -                - -                - -
  Cash dividends ($0.26 per share)                                                   - -                - -           (497 382)
  Issuance of 680 shares of common stock                                           4 250              9 180                - -
                                                                           -------------       ------------     --------------
BALANCE, DECEMBER 31, 1996                                                 $   5 978 150       $  1 207 680     $   12 305 012
  Comprehensive income:
    Net income                                                                       - -                - -          2 250 563
    Other comprehensive income (loss) net of tax:
      Unrealized holding gains on securities available
       for sale, net of deferred income taxes of $68,139                             - -                - -                - -
      Less reclassification adjustment, net of income taxes
       of $3,448                                                                     - -                - -                - -
    Other comprehensive income, net of tax                                           - -                - -                - -
    Total comprehensive income                                                       - -                - -                - -
  Cash dividends ($0.35 per share)                                                   - -                - -           (668 363)
                                                                           -------------       ------------     ---------------
BALANCE, DECEMBER 31, 1997                                                 $   5 978 150       $  1 207 680     $   13 887 212
  Comprehensive income:
    Net income                                                                       - -                - -          2 441 545
    Other comprehensive income (loss) net of tax:
      Unrealized holding gains on securities available
       for sale, net of deferred income taxes of $50,847                             - -                - -                - -
      Less reclassification adjustment, net of income taxes
       of $5,669                                                                     - -                - -                - -
    Other comprehensive income, net of tax                                           - -                - -                - -
    Total comprehensive income                                                       - -                - -                - -
  Cash dividends ($0.45 per share)                                                   - -                - -           (831 797)
  Change in par value from $6.25 to $3.13 per share                                9 264             (9 264)              - -
  Acquisition of 75,238 shares of common stock                                  (235 194)        (1 198 416)           (64 898)
                                                                           --------------      -------------    ---------------
BALANCE, DECEMBER 31, 1998                                                 $   5 752 220       $        - -     $   15 432 062
                                                                           =============       ============     ==============


See Notes to Consolidated Financial Statements.

                                                                         ACCUMULATED
                                                                             OTHER
                                                                       COMPREHENSIVE           COMPREHENSIVE
                                                                       INCOME (LOSS)               INCOME                TOTAL
                                                                       -------------           -------------             -----
BALANCE, DECEMBER 31, 1995                                           $      (212 016)                             $     17 921 213
  Comprehensive income:
    Net income                                                                   - -           $   1 841 565             1 841 565
    Other comprehensive income (loss) net of tax:
      Unrealized holding gains on securities available
       for sale, net of deferred income taxes of $22,047                         - -                  42 797                   - -
      Less reclassification adjustment, net of income taxes
       of $26,532                                                                - -                 (51 504)                  - -
    Other comprehensive income (loss), net of tax                                              --------------
    Total comprehensive income                                                (8 707)          $      (8 707)               (8 707)
  Cash dividends ($0.26 per share)                                                             --------------
  Issuance of 680 shares of common stock                                         - -           $   1 832 858                   - -
                                                                                               =============
BALANCE, DECEMBER 31, 1996                                                       - -                                      (497 382)
  Comprehensive income:                                                          - -                                        13 430
    Net income                                                       ---------------                               ----------------
    Other comprehensive income (loss) net of tax:                    $      (220 723)                              $    19 270 119
      Unrealized holding gains on securities available
       for sale, net of deferred income taxes of $68,139                         - -           $   2 250 563             2 250 563
      Less reclassification adjustment, net of income taxes
       of $3,448
    Other comprehensive income, net of tax                                       - -                 132 273                   - -
    Total comprehensive income
  Cash dividends ($0.35 per share)                                               - -                  (6 694)                  - -
                                                                                               --------------
BALANCE, DECEMBER 31, 1997                                                   125 579           $     125 579               125 579
  Comprehensive income:                                                                        -------------
    Net income                                                                   - -           $   2 376 142                   - -
    Other comprehensive income (loss) net of tax:                                              =============
      Unrealized holding gains on securities available                           - -                                      (668 363)
       for sale, net of deferred income taxes of $50,847             ---------------                               ----------------
      Less reclassification adjustment, net of income taxes          $       (95 144)                              $    20 977 898
       of $5,669
    Other comprehensive income, net of tax                                       - -           $   2 441 545             2 441 545
    Total comprehensive income
  Cash dividends ($0.45 per share)
  Change in par value from $6.25 to $3.13 per share                              - -                  98 702                   - -
  Acquisition of 75,238 shares of common stock
                                                                                 - -                 (11 004)                 - -
BALANCE, DECEMBER 31, 1998                                                                    --------------
                                                                              87 698           $      87 698                87 698
                                                                                               -------------
                                                                                 - -           $   2 529 243                   - -
                                                                                               =============
                                                                                 - -                                      (831 797)
                                                                                 - -                                           - -
                                                                                 - -                                    (1 498 508)
                                                                     ---------------                               ----------------
                                                                     $        (7 446)                              $    21 176 836
                                                                     ================                              ===============

                   FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1998, 1997 and 1996

NOTE 1.  NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

         Fauquier Bankshares, Inc. and Subsidiaries (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers.

         The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to the reporting guidelines prescribed by regulatory authorities. The following is a description of the more significant of those policies and practices.

          PRINCIPLES OF CONSOLIDATION

               The consolidated financial statements include the accounts of Fauquier Bankshares, Inc. and its wholly-owned subsidiaries, The Fauquier Bank and Fauquier Bank Services, Inc. In consolidation, significant intercompany accounts and transactions have been eliminated.

          SECURITIES

               Securities are classified in three categories and accounted for as follows:

               a.   Securities Held to Maturity

                    Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

               b.   Securities Available for Sale

                    Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as a separate component of other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               c.   Trading Securities

                    Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1998 and 1997.

          LOANS

               Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses.

               Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

               Impairment  of loans  that have been  separately  identified  for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral.

               The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to the above impairment provisions. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan. Charge-offs for impaired loans occur when the loan or portion of the loan is determined to be uncollectible, as is the case for all loans.

               Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

          ALLOWANCE FOR LOAN LOSSES

               The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

          BANK PREMISES AND EQUIPMENT

               Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are
               depreciated   over  their  estimated   useful  lives;   leasehold
               improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation and amortization are recorded on the accelerated and straight-line methods.

               Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.

          INCOME TAXES

               Deferred  taxes  are  provided  on  a  liability  method  whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          DEFINED BENEFIT PLAN

               In 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit plan. Statement No. 132 revises the existing disclosure requirements by standardizing the disclosure requirements for pensions requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

          EARNINGS PER SHARE

               In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

          NONREFUNDABLE LOAN FEES AND COSTS

               Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield.

          INVESTMENTS AND TRUST SERVICES

               Securities and other property held by the Investments and Trust Services Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

          CASH AND CASH EQUIVALENTS

               Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

          OTHER REAL ESTATE

               Real estate acquired by foreclosure is carried at the lower of cost or fair market value less estimated costs of disposal.

          USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          ADVERTISING

               The Corporation follows the policy of charging the costs of advertising to expense as incurred. Advertising expense of $169,475, $104,125 and $187,878 were incurred in 1998, 1997 and
               1996, respectively.

          COMPREHENSIVE INCOME

               As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Corporation's net income or shareholders' equity. Statement No. 130 requires other comprehensive income to include unrealized gains and losses on investments in securities classified as available for sale in accordance with Statement No. 115, which prior to adoption were reported separately in shareholders' equity. The December 31, 1997 and December 31, 1996 financial statements have been reclassified to conform to the requirements of Statement No. 130.

NOTE 2.   SECURITIES

               Amortized costs and fair values of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

                                                                   GROSS              GROSS
                                                AMORTIZED         UNREALIZED         UNREALIZED           FAIR
                                                   COST              GAINS             (LOSSES)           VALUE
                                                ---------         ----------         ----------           ----
                                                                              1998
                                                ---------------------------------------------------------------------
               U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies               $       4 229 829   $         25 582   $        (1 844)   $      4 253 567

               Obligations of states and
                 political subdivisions             2 738 025             51 421              - -            2 789 446
                                            -----------------   ----------------   --------------     ----------------
                                            $       6 967 854   $         77 003   $        (1 844)   $      7 043 013
                                            =================   ================   ===============    ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   GROSS              GROSS
                                                AMORTIZED         UNREALIZED         UNREALIZED           FAIR
                                                   COST              GAINS             (LOSSES)           VALUE
                                                ---------         ----------         ----------           ----
                                                                              1997
                                            --------------------------------------------------------------------------
               U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies               $       6 665 399   $         17 628   $       (20 088)   $      6 662 939

               Obligations of states and
                 political subdivisions             3 240 764             19 472            (1 392)          3 258 844
                                            -----------------   ----------------   ---------------    ----------------
                                            $       9 906 163   $         37 100   $       (21 480)   $      9 921 783
                                            =================   ================   ===============    ================

               The amortized cost and fair value of securities being held to maturity as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

                                                                                    AMORTIZED            FAIR
                                                                                      COST               VALUE
                                                                                ----------------   ----------------
                  Due in one year or less                                       $      1 977 397   $      1 976 667
                  Due after one year through five years                                4 990 457          5 066 346
                                                                                ----------------   ----------------
                                                                                $      6 967 854   $      7 043 013
                                                                                ================   ================

               Amortized costs and fair values of securities available for sale as of December 31, 1998 and 1997 are as follows:

                                                                    GROSS             GROSS
                                                AMORTIZED          UNREALIZED         UNREALIZED          FAIR
                                                   COST               GAINS            (LOSSES)           VALUE
                                                ---------          ----------         ----------          ----
                                                                               1998
                                              ------------------------------------------------------------------------
               U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies               $      12 621 891   $         76 979   $      (16 387)    $     12 682 483

               Obligations of states and
                 political subdivisions               684 580              3 832              - -              688 412

               Mutual funds                           937 809                - -          (61 957)             875 852

               Restricted investment -
                 Federal Home Loan
                 Bank stock                           966 700                - -              - -              966 700

               Equity securities                      609 500                - -              - -              609 500
                                            -----------------   ----------------   --------------     ----------------
                                            $      15 820 480   $         80 811   $      (78 344)    $     15 822 947
                                            =================   ================   ===============    ================

                                                                    GROSS             GROSS
                                                AMORTIZED          UNREALIZED         UNREALIZED          FAIR
                                                   COST               GAINS            (LOSSES)           VALUE
                                                ---------          ----------         ----------          ----
                                                                           1997
                                             -------------------------------------------------------------------------
               U.S. Treasury securities
                 and obligations of U.S.
                 government corporations
                 and agencies               $      14 764 914   $         95 928   $     (138 087)    $     14 722 755

               Obligations of states and
                 political subdivisions               685 582              3 464              - -              689 046

               Mutual funds                         1 144 449                - -         (105 463)           1 038 986

               Restricted investment -
                 Federal Home Loan

                 Bank stock                           966 700                - -              - -              966 700

               Equity securities                      622 000                - -              - -              622 000
                                            -----------------   ----------------   --------------     ----------------
                                            $      18 183 645   $         99 392   $     (243 550)    $     18 039 487
                                            =================   ================   ===============    ================

               The amortized cost and fair value of securities available for sale as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

                                                                                    AMORTIZED            FAIR
                                                                                      COST               VALUE
                                                                                ----------------   ----------------
                  Due in one year or less                                       $        795 919   $        803 417
                  Due after one year through five years                                7 192 255          7 221 724
                  Due after five years through ten years                               3 938 843          3 950 208
                  Due after ten years                                                  1 379 454          1 395 546
                  Mutual funds                                                           937 809            875 852
                  Equity securities                                                    1 576 200          1 576 200
                                                                                ----------------   ----------------
                                                                                $     15 820 480   $     15 822 947
                                                                                ================   ================

               There were no sales of securities being held to maturity during 1998, 1997 and 1996.

               Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $2,734,130, $9,918,783 and $4,992,100. Gross realized gains of $54,249, $46,967 and $80,183 and gross realized losses of $37,576, $36,825 and $2,147 were recognized on those sales.

               The carrying value of securities pledged to secure deposits and for other purposes amounted to $4,312,134 and $5,649,941 at December 31, 1998 and 1997, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.   LOANS

          Major classifications of loans are as follows:

                                                                                             DECEMBER 31,
                                                                                -----------------------------------
                                                                                      1998               1997
                                                                                ----------------   ----------------
                                                                                             (Thousands)
                  Real estate loans:
                     Construction and land development                          $          8 297   $          6 998
                     Secured by farmland                                                   1 163              1 449
                     Secured by 1-4 family residential                                    53 430             42 120
                     Other real estate loans                                              49 814             34 513
                  Commercial and industrial loans (except
                     those secured by real estate)                                        16 933             15 844
                  Loans to individuals for personal expenditures                          30 284             24 417
                  All other loans                                                          4 620              5 176
                                                                                ----------------   ----------------
                                 Total loans                                    $        164 541   $        130 517
                  Less:   Unearned income                                                    416                709

                           Allowance for loan losses                                       1 853              1 655
                                                                                ----------------   ----------------
                                 Net loans                                      $        162 272   $        128 153
                                                                                ================   ================


NOTE 4.   ALLOWANCE FOR LOAN LOSSES

          Changes in the allowance for loan losses are as follows:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                    -------------------------------------------------
                                                                         1998              1997              1996
                                                                    -------------      ------------     -------------
               Balance at beginning of year                         $   1 654 917      $  1 465 390     $   1 181 494
               Provision charged to operating expense                     534 675           465 000           578 000
               Recoveries added to the allowance                           35 032            87 501            99 462
               Loan losses charged to the allowance                      (371 474)         (362 974)         (393 566)
                                                                    --------------     -------------    --------------
               Balance at end of year                               $   1 853 150      $  1 654 917     $   1 465 390
                                                                    =============      ============     =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          Information about impaired loans as of and for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                          1998              1997              1996
                                                                    ---------------    --------------   ---------------
               Impaired loans for which an allowance
                 has been provided                                  $       539 752    $      550 820   $       731 310
               Impaired loans for which no allowance
                 has been provided                                              - -               - -               - -
                                                                    ---------------    --------------   ---------------
                     Total impaired loans                           $       539 752    $      550 820   $       731 310
                                                                    ===============    ==============   ===============

               Allowance provided for impaired loans,
                 included in the allowance for loan losses          $       100 000    $      100 000   $       245 000
                                                                    ===============    ==============   ===============

               Average balance in impaired loans                    $       545 286    $      644 283   $       217 765
                                                                    ===============    ==============   ===============

               Interest income recognized                           $        15 853    $       46 497   $        35 238
                                                                    ===============    ==============   ===============

          There were no nonaccrual loans excluded from impaired loan disclosure under FASB 114 at December 31, 1997. Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $126,704 and $1,943 at December 31, 1998 and 1996, respectively. If interest on these loans had been accrued, such income would have approximated $6,064 and $40 for 1998 and 1996, respectively.

NOTE 5.   RELATED PARTY TRANSACTIONS

          The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with executive officers, directors, their immediate families and affiliated companies in which they are principal stockholders. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1998 and 1997, these loans (excluding loans which total less than $60,000) totaled $4,396,078 and $3,939,322, respectively. During 1998, total principal additions were $1,592,296 and total principal payments were $1,135,540.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.   BANK PREMISES AND EQUIPMENT, NET

          Premises and equipment are summarized as follows:

                                                                                                DECEMBER 31,
                                                                                     ----------------------------------
                                                                                           1998              1997
                                                                                     ----------------  ----------------
               Land                                                                  $        864 667  $        864 667
               Buildings and improvements                                                   5 737 359         5 558 993
               Furniture and equipment                                                      5 343 567         5 024 195
                                                                                     ----------------  ----------------
                                                                                     $     11 945 593  $     11 447 855
               Less accumulated depreciation and amortization                               6 065 856         5 291 993
                                                                                     ----------------  ----------------
                                                                                     $      5 879 737  $      6 155 862
                                                                                     ================  ================

          Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1998, 1997 and 1996, was $773,863, $824,725 and $762,744, respectively.

NOTE 7.   DEPOSITS

          The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000 was approximately $10,756,134 and $7,638,671 in 1998 and 1997, respectively.

          At December 31, 1998, the scheduled maturities of time deposits are as follows:

                         1999                              $   30 293 263
                         2000                                  10 162 160
                         2001                                   2 033 347
                         2002                                     114 018
                                                           --------------
                                                           $   42 602 788
                                                           ==============


NOTE 8.   EMPLOYEE BENEFIT PLANS

          The Corporation has a pension plan for its employees. Benefits are generally based upon years of service and the employees' compensation. The Corporation funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. Information about the plan follows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The following tables provide a reconciliation of the changes in the plan's benefit obligations and fair value of assets over the two-year period ending December 31, 1998 and 1997, computed as of October 1, 1998 and 1997, respectively:

                                                                                    1998             1997
                                                                                ------------     ------------
                     CHANGE IN BENEFIT OBLIGATION
                       Benefit obligation, beginning                            $  2 768 023     $  2 193 845
                       Service cost                                                  191 082          140 968
                       Interest cost                                                 205 697          162 425
                       Actuarial (gain) loss                                         (26 214)         335 902
                       Benefits paid                                                 (52 292)         (65 117)
                                                                                -------------    -------------
                       Benefit obligation, ending                               $  3 086 296     $  2 768 023
                                                                                ============     ============

                     CHANGE IN PLAN ASSETS
                       Fair value of plan assets, beginning                     $  3 111 184     $  2 523 098
                       Actual return on plan assets                                  (65 365)         653 203
                       Employer contributions                                        161 099              - -
                       Benefits paid                                                 (52 292)         (65 117)
                                                                                -------------    -------------
                       Fair value of plan assets, ending                        $  3 154 626     $  3 111 184
                                                                                ============     ============

                       Funded status                                            $     68 330     $    343 161
                       Unrecognized net actuarial gain                              (298 972)        (631 080)
                       Unrecognized net obligation at transition                    (246 719)        (265 698)
                       Unrecognized prior service cost                               100 967          108 733
                                                                                ------------     ------------
                       Accrued benefit cost included in other liabilities       $   (376 394)    $   (444 884)
                                                                                =============    =============

          The following table provides the components of net periodic benefit cost for the plan for the years ended December 31, 1998, 1997 and 1996:

                                                                    1998             1997             1996
                                                               ------------     ------------     ------------
                     COMPONENTS OF NET PERIODIC
                       BENEFIT COST
                         Service cost                          $    191 082     $    140 968     $    142 239
                         Interest cost                              205 697          162 425          163 511
                         Expected return on plan assets            (277 721)        (224 543)        (225 402)
                         Amortization of prior service cost           7 766            7 766            7 766
                         Amortization of net obligation
                           at transition                            (18 979)         (18 979)         (18 979)
                         Recognized net actuarial gain              (15 236)         (14 301)         (10 704)
                                                               -------------    -------------    -------------
                         Net periodic benefit cost             $     92 609     $     53 336     $     58 431
                                                               ============     ============     ============

          The assumptions used in the measurement of the Corporation's benefit obligation are shown in the following table:

                                                                    1998             1997             1996
                                                               ------------     ------------     ------------
                     WEIGHTED-AVERAGE ASSUMPTIONS
                       AS OF DECEMBER 31
                         Discount rate                              7.5%             7.5%             7.5%
                         Expected return on plan assets             9.0%             9.0%             9.0%
                         Rate of compensation increase              5.0%             5.0%             6.0%

          The Corporation has a defined contribution  retirement plan under Code
          Section 401(k) of the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Internal Revenue Service covering employees who have completed 6 months of service and who are at least 21 years of age. Under the plan a participant may contribute an amount up to 15% of their covered compensation for the year, subject to certain limitations. The
          Corporation   may  also  make,   but  is  not   required  to  make,  a
          discretionary matching contribution. The amount of this matching contribution, if any, is determined on an annual basis by the Board of Directors. The Corporation made contributions to the plan for the years ended December 31, 1998, 1997 and 1996 of $61,566, $62,868 and
          $43,468, respectively.

NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES

          As members of the Federal Reserve System, the Corporation's subsidiary bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $1,573,000 and $2,132,000, respectively.

          The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and has developed remediation plans to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.

          In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

          See   Note   16   with   respect   to   financial   instruments   with
          off-balance-sheet risk.

NOTE 10.  INCOME TAXES

          Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

                                                                                      1998               1997
                                                                                ---------------    ---------------
                 Deferred tax assets:
                   Allowance for loan losses                                    $       454 105    $       368 107
                   Unearned fee income                                                      - -             28 653
                   Accrued pension obligation                                           127 480            151 315
                   Interest on nonaccrual loans                                          10 130              1 610
                   Allowance on other real estate owned                                  29 667             16 350
                   Securities available for sale                                          3 836             49 014
                   Other                                                                    - -             21 851
                                                                                ---------------    ---------------
                                                                                $       625 218    $       636 900
                                                                                ---------------    ---------------
                 Deferred tax liabilities:
                   Accumulated discount accretion                               $         1 125    $         1 568
                   Accumulated depreciation                                             276 584            283 609
                                                                                ---------------    ---------------
                                                                                $       277 709    $       285 177
                                                                                ---------------    ---------------
                                                                                $       347 509    $       351 723
                                                                                ===============    ===============

          The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                                                                   1998              1997                1996
                                                             ------------       -------------      ---------------
                   Current tax expense                       $  1 080 017       $   1 063 371      $     863 047
                   Deferred tax (benefit)                         (40 964)            (81 861)          (114 660)
                                                             -------------      --------------     --------------
                                                             $  1 039 053       $     981 510      $     748 387
                                                             ============       =============      =============

          The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998, 1997 and 1996 due to the following:

                                                                   1998              1997               1996
                                                             ------------       -------------      -------------
                  Computed "expected" tax expense            $  1 183 403       $   1 098 905      $     880 584
                  Increase (decrease) in income taxes
                     resulting from:
                       Tax exempt interest income                (109 185)           (134 591)          (107 488)
                       Other                                      (35 165)             17 196            (24 709)
                                                             -------------      -------------      --------------
                                                             $  1 039 053       $     981 510      $     748 387
                                                             ============       =============      =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  EARNINGS PER SHARE

          The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Weighted average number of shares for all years reported have been restated giving effect to stock splits. Earnings per share amounts for prior periods have been restated to give effect to the application of Statement 128 which was adopted by the Corporation in 1997.

                                      1998       1997       1996
                                ----------------------------------------
                                                PER SHARE                      PER SHARE                      PER SHARE
                                   SHARES        AMOUNT           SHARES        AMOUNT           SHARES        AMOUNT
                                   ------        ------           ------        ------           ------        ------
Basic earnings per share           1 857 282   $       1.31       1 913 008   $       1.18       1 912 328   $       0.96
                                               ============                   ============                   ============

Effect of dilutive securities,
  stock options                       18 359                          8 065                          4 185
                                ------------                   ------------                   ------------

Diluted earnings per share         1 875 641   $       1.30       1 921 073   $       1.17       1 916 513   $       0.96
                                ============   ============    ============   ============    ============   ============


NOTE 12.  STOCK-BASED COMPENSATION PLAN

          In 1998, the Corporation adopted an incentive stock option plan under which options may be granted to certain key employees for purchase of the Corporation's stock. The effective date of the plan was April 21, 1998 with a ten-year term. The plan reserves for issuance 200,000 shares of the Corporation's common stock. The stock option plan requires that options be granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of the grant; however, for those individuals who own more than 10% of the stock of the Corporation, the option price must be at least 110% of the fair market value on the date of grant. Such options are generally not exercisable until three years from the date of issuance and generally require continuous employment during the period prior to exercise. The options will expire in no more than ten years after the date of grant.

          Grants under the above plan are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the plan. Had compensation cost for the stock-based compensation plan been determined based on the grant date fair value of awards (the method described in FASB No.
          123), reported net income would have been reduced to the pro forma amounts shown below; however, there would have been no change in basic and diluted earnings per share:

                                                                 1998
                                                                 ----
                     Net income:
                       As reported                         $     2 441 545
                       Pro forma                           $     2 433 767

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1998: price volatility of 15.65%, risk-free interest rate of 4.5%, dividend rate of .58% and expected life of 7 years.

          The status of the option plan during 1998 is as follows:

                                                     1998
                                              ---------------
                                                                    WEIGHTED
                                                                    AVERAGE
                                                   NUMBER          EXERCISE
                                                OF SHARES             PRICE
                                              ---------------    --------------
           Outstanding at January 1                       - -    $          - -
           Granted                                     17 977             21.00
                                              ---------------    --------------
           Outstanding at December 31                  17 977    $        21.00
                                              ===============    ==============
           Exercisable at end of year                     - -
           Weighted-average fair value
             per option of options granted
             during the year                  $          5.90


NOTE 13.  DIRECTOR COMPENSATION PLANS

          The Corporation maintains a Nonemployee Director Stock Option Plan. Under this plan each director who is not an employee of the Corporation or its subsidiary will receive an option grant covering 1,120 shares of Corporation common stock on April 1 of each year during the five-year term of the plan. The first grant under the plan was made on May 1, 1995. The exercise price of awards are fixed at the fair market value of the shares on the date the option is granted. During the term of the plan, a total of 61,600 shares of common stock may be granted. The options granted under the Plan are not exercisable for six months from the date of grant except in the case of death or disability. Options that are not exercisable at the time a director's services on the Board terminates for reason other than death, disability or retirement in accordance with the Corporation's policy will be forfeited.

          The status of the Option Plan during 1998, 1997 and 1996 is as follows:

                                              1998         1997          1996
                                          ------------------------------------
                                                          WEIGHTED                    WEIGHTED                   WEIGHTED
                                           NUMBER         AVERAGE       NUMBER        AVERAGE       NUMBER       AVERAGE
                                            OF           EXERCISE      OF            EXERCISE        OF         EXERCISE
                                           SHARES          PRICE       SHARES         PRICE         SHARES        PRICE
                                           ------         -------       ------        -------       ------       -------
               Outstanding at
                 January 1                    38 080    $    10.57        24 640   $      9.52        11 200   $     8.75
               Granted                        11 200         20.00        13 440         12.50        13 440        10.13
                                          ----------                  ----------                 -----------
               Outstanding at
                 December 31                  49 280    $    12.71        38 080   $     10.57        24 640   $     9.52
                                          ==========                  ==========                 ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The status of the options outstanding as of December 31, 1998 is as follows:

               WEIGHTED
                AVERAGE                                       REMAINING
               EXERCISE                                      CONTRACTUAL
                  PRICE                  NUMBER                 LIFE
               --------                  ------              -----------

             $     8.75                  11 200              6.33 years
                  10.13                  13 440              7.25 years
                  12.50                  13 440              8.25 years
                  20.00                  11 200              9.25 years
                                        -------
             $    14.92                  49 280

          All options have been restated giving retroactive effect to the stock split in 1998.

          The Corporation also maintains a Director Deferred Compensation Plan (the "Deferred Compensation Plan"). This plan provides that any non-employee director of the Corporation or the Bank may elect to defer receipt of all or any portion of his or her compensation as a director. A participating director may elect to have amounts deferred under the Deferred Compensation Plan held in a deferred cash account which is credited on a quarterly basis with interest equal to the highest rate offered by the Bank at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in the Corporation's common stock at the fair market value on the date of deferral. The value of a stock account will increase and decrease based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in the Corporation's common stock are paid, at the election of the director, either in cash or in whole shares of the common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts in one or up to five installments.

NOTE 14.  FEDERAL HOME LOAN BANK ADVANCES

          The Corporation has obtained a $31,000,000 line of credit from Federal Home Loan Bank of Atlanta (FHLB). The interest rate and term of each advance from the line is dependent upon the type of advance and commitment. Advances on the line are secured by all of the Corporation's first lien loans on one-to-four unit single family dwellings. As of December 31, 1998, the book value of these loans totalled approximately $50,535,000. The amount of the available credit is limited to seventy-five percent of qualifying collateral. Any borrowings in excess of the qualifying collateral requires pledging of additional assets. As of December 31, 1998, the Corporation had the following advances outstanding which have stated maturities in 2008:

                                  INTEREST                      OUTSTANDING
              ADVANCE DATE          RATE        TERM             PRINCIPAL
              ------------        --------      ----             ---------

          June 19, 1998             4.97%       10 years     $      5 000 000
          June 23, 1998             5.51%       10 years            3 000 000
          September 16, 1998        5.51%       10 years            5 000 000
          October 1, 1998           4.89%       10 years            5 000 000
                                                             ----------------
                                                             $     18 000 000
                                                             ================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The advance dated June 19, 1998 has an imbedded call option that gives the FHLB the option to call after 1 year and quarterly thereafter. The remaining three advances also have imbedded call options that give the FHLB the option to call only on the five-year anniversary date.

NOTE 15.  DIVIDEND LIMITATIONS ON AFFILIATE BANK

          Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1998, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totalled $3,136,385.

NOTE 16.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

          The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

          The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

          A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

                                                                               1998               1997
                                                                         ---------------    ---------------
          Financial  instruments  whose contract amounts represent
            credit risk:
              Commitments to extend credit                               $    29 747 714    $    19 528 640
              Standby letters of credit                                  $     4 568 044    $     3 186 013

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

          Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds marketable securities, land and bank deposits as collateral supporting those commitments for which collateral is deemed necessary.

NOTE 17.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

            CASH, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD

               For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

            SECURITIES

               For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

            LOAN RECEIVABLES

               For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

            DEPOSIT LIABILITIES AND BORROWINGS

               The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. For all other deposits and borrowings, the fair value is determined using the discounted cash flow method. The discount rate is equal to the rate currently offered on similar products.

            OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

               The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

               The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

               At December 31, 1998 and 1997, the difference between the carrying amounts and fair values of loan commitments and stand-by letters of credit were immaterial.

               The  estimated  fair  values  of  the   Corporation's   financial
               instruments are as follows:

                                             1998                                   1997
                                         ----------------                       --------------
                                            CARRYING            FAIR               CARRYING            FAIR
                                            AMOUNT              VALUE              AMOUNT              VALUE
                                            --------            ----               --------            ----
                                                      (Thousands)                            (Thousands)
                 Financial assets:
                   Cash and short-
                     term investments    $        13 549     $       13 549     $        10 742    $        10 742
                   Federal funds sold             13 182             13 182               9 470              9 470
                   Securities                     22 791             22 866              27 946             27 961
                   Loans                         162 272            162 487             128 153            128 218
                                         ---------------     --------------     ---------------    ---------------
                       Total financial
                          assets         $       211 794     $      212 084     $       176 311    $       176 391
                                         ===============     ==============     ===============    ===============

                 Financial liabilities:
                   Deposits              $       179 217     $      171 157     $       161 869    $       154 870
                   FHLB advances                  18 000             18 309                 - -                - -
                                         ---------------     --------------     ---------------    ---------------
                       Total financial
                         liabilities     $       197 217     $      189 466     $       161 869    $       154 870
                                         ===============     ==============     ===============    ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.  OTHER OPERATING EXPENSES

          The  principal   components  of  "Other  operating  expenses"  in  the
          Consolidated Statements of Income are:

                                                                   1998               1997               1996
                                                             --------------     ---------------    ---------------
                     Advertising                             $      169 475     $       104 125    $       187 878
                     Bank card                                      312 622             304 118            312 550
                     Consulting                                     197 200             221 460            213 791
                     Data processing                                489 814             396 783            212 359
                     Postage                                        139 972             168 451            164 634
                     Supplies                                       109 760              88 462            122 535
                     Taxes, other than income                       233 740             189 150            162 802
                     Telephone                                      176 292             161 429            148 545
                     Other                                        1 354 203           1 175 120          1 171 565
                                                             --------------     ---------------    ---------------
                                                             $    3 183 078     $     2 809 098    $     2 696 659
                                                             ==============     ===============    ===============


NOTE 19.  CONCENTRATION RISK

          The Corporation maintains its cash accounts in several correspondent banks. The total amount by which cash on deposit in those banks exceeds the federally insured limits is approximately $7,181,726 at December 31, 1998.

NOTE 20.  SHAREHOLDERS' EQUITY

          On March 19, 1998, the Corporation adopted a resolution to effect a 2-for-1 stock split reducing the par value of its common stock from $6.25 per share to $3.13 per share and increased the number of authorized shares of common stock from 4,000,000 to 8,000,000. The per share computations for the years ended December 31, 1997 and 1996 have been retroactively adjusted for this split as if it occurred on January 1, 1996.

NOTE 21.  CAPITAL REQUIREMENTS

          The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

          As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                                         TO BE WELL
                                                                                                     CAPITALIZED UNDER
                                                                          FOR CAPITAL                PROMPT CORRECTIVE
                                             ACTUAL                     ADEQUACY PURPOSES            ACTION PROVISIONS
                                             ------                     -----------------            -----------------
                                       AMOUNT        RATIO             AMOUNT         RATIO         AMOUNT         RATIO
                                       ------        -----             ------         -----         ------         -----
                                                                      (Amount in Thousands)
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                  $  22 975         14.3%          $  12 884         8.0%               N/A

      The Fauquier Bank             $  23 058         14.3%          $  12 884         8.0%         $  16 106        10.0%

  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated                  $  21 122         13.1%          $   6 442         4.0%               N/A

      The Fauquier Bank             $  21 205         13.2%          $   6 442         4.0%         $   9 663         6.0%

  Tier 1 Capital (to
    Average Assets):
      Consolidated                  $  21 122          9.7%          $   8 676        4.0%                N/A

      The Fauquier Bank             $  21 205          9.8%          $   8 676        4.0%          $   10 845        5.0%


As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                  $  22 604         17.7%          $  10 251        8.0%                N/A

      The Fauquier Bank             $  22 617         17.7%          $  10 251        8.0%        $    12 814        10.0%

  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated                  $  21 003         16.4%          $   5 126        4.0%                N/A

      The Fauquier Bank             $  21 015         16.4%          $   5 126        4.0%        $     7 688         6.0%

  Tier 1 Capital (to
    Average Assets):
      Consolidated                  $  21 003         11.9%          $   7 065        4.0%                N/A

      The Fauquier Bank             $  21 015         11.9%          $   7 065        4.0%        $     8 831         5.0%


NOTE 22.  RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Corporation has not determined whether to adopt the new statement early. The Statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

          Because the Corporation does not use derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Bank's earnings or financial position.

          In October 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65." FASB No. 65, as amended, requires that, after securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This Statement is effective beginning in 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.  PARENT CORPORATION ONLY FINANCIAL STATEMENTS

                            FAUQUIER BANKSHARES, INC.
                            (PARENT CORPORATION ONLY)

                                 BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                                                    DECEMBER 31,
                                                                                    ------------------------------------
         ASSETS                                                                          1998                  1997
                                                                                    ---------------       --------------
Cash on deposit with subsidiary bank                                                $        29 555       $       60 099
Investment in subsidiary; at cost,
  plus equity in undistributed net income                                                21 259 492           20 990 180
Dividend receivable                                                                         238 910              191 301
Other assets                                                                                 23 957               14 605
                                                                                    ---------------       --------------

          Total assets                                                              $    21 551 914       $   21 256 185
                                                                                    ===============       ==============

   LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Dividend payable                                                                  $       238 910       $      191 301
  Other liabilities                                                                         136 168               86 986
                                                                                    ---------------       --------------
                                                                                    $       375 078       $      278 287
                                                                                    ---------------       --------------

SHAREHOLDERS' EQUITY
  Common stock                                                                      $     5 752 220       $    5 978 150
  Capital surplus                                                                               - -            1 207 680
  Retained earnings, which are substantially
    undistributed earnings of subsidiary                                                 15 432 062           13 887 212
  Accumulated other comprehensive income (loss)                                              (7 446)             (95 144)
                                                                                    ----------------      ---------------
                                                                                    $    21 176 836       $   20 977 898
                                                                                    ---------------       --------------
          Total liabilities and shareholders' equity                                $    21 551 914       $   21 256 185
                                                                                    ===============       ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            FAUQUIER BANKSHARES, INC.
                            (PARENT CORPORATION ONLY)

                              STATEMENTS OF INCOME
        For Each of the Three Years in the Period Ended December 31, 1998

                                                                               YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                       1998                  1997                 1996
                                                                 ----------------      ---------------      -------------
REVENUE, dividends from subsidiary                               $      2 306 438      $       668 365      $     497 382
                                                                 ----------------      ---------------      -------------

EXPENSES
  Legal                                                          $         51 104      $           - -      $         637
  Directors' fees                                                           4 047               12 872             18 004
  Miscellaneous                                                            15 313                4 644              6 839
                                                                 ----------------      ---------------      -------------
           Total expenses                                        $         70 464      $        17 516      $      25 480
                                                                 ----------------      ---------------      -------------

Income before income taxes and equity
  in undistributed net income of
  subsidiary                                                     $      2 235 974      $       650 849      $     471 902

Income tax (benefit)                                                      (23 958)              (5 955)            (8 650)
                                                                 -----------------     ----------------     --------------

Income before equity in undistributed
  net income of subsidiary                                       $      2 259 932      $       656 804      $     480 552

Equity in undistributed net income of
  subsidiary                                                              181 613            1 593 759          1 361 013
                                                                 ----------------      ---------------      -------------

           Net income                                            $      2 441 545      $     2 250 563      $   1 841 565
                                                                 ================      ===============      =============

                            FAUQUIER BANKSHARES, INC.
                            (PARENT CORPORATION ONLY)

                            STATEMENTS OF CASH FLOWS
        For Each of the Three Years in the Period Ended December 31, 1998

                                                                                    YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                       1998                  1997                1996
                                                                 ----------------      ---------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $      2 441 545      $     2 250 563      $   1 841 565
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Undistributed earnings of subsidiary                               (181 613)          (1 593 759)        (1 361 013)
      Increase in undistributed dividends
        receivable from subsidiary                                        (47 609)             (47 825)           (28 777)
      (Increase) in other assets                                           (9 353)              (5 955)            (4 449)
      Increase in other liabilities                                        49 182               39 860             44 726
        Net cash provided by
          operating activities                                   $      2 252 152      $       642 884      $     492 052
                                                                 ----------------      ---------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid                                            $       (784 188)     $      (620 539)     $    (468 605)
  Issuance of common stock                                                    - -                  - -             13 430
  Acquisition of common stock                                          (1 498 508)                 - -                - -
                                                                 -----------------     ---------------      -------------
        Net cash (used in)
           financing activities                                  $     (2 282 696)     $      (620 539)     $    (455 175)
                                                                 -----------------     ----------------     --------------

        Increase (decrease) in cash
          and cash equivalents                                   $        (30 544)     $        22 345      $      36 877

CASH AND CASH EQUIVALENTS
  Beginning                                                                60 099               37 754                877
                                                                 ----------------      ---------------      -------------
  Ending                                                         $         29 555      $        60 099      $      37 754
                                                                 ================      ===============      =============

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

                                 C O N T E N T S

                                                                            PAGE

INDEPENDENT AUDITOR'S REPORT ON THE
  CONSOLIDATED FINANCIAL STATEMENTS                                          F-1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                F-2
  Consolidated statements of income                                  F-3 and F-4
  Consolidated statements of cash flows                              F-5 and F-6
  Consolidated statements of changes
    in shareholders' equity                                          F-7 and F-8
  Notes to consolidated financial statements                          F-9 - F-34

                             DESCRIPTION OF EXHIBITS

Exhibit Number            Description
--------------            -----------

         (3)(i)           Articles of Incorporation of Fauquier Bankshares, Inc.
                          (including amendments)

         (3)(ii)          Bylaws of Fauquier Bankshares, Inc.

         (10)             Fauquier Bankshares, Inc.
                          Non-Employee Director Stock Option Plan

                          Fauquier Bankshares, Inc.
                          Director Deferred Compensation Plan

                          Fauquier Bankshares, Inc.

                          Omnibus Stock Ownership and Long Term Incentive Plan

                          Agreement with C. Hunton Tiffany

         (11)             Not applicable

         (21)             Subsidiaries of the Registrant

                          Financial Data Schedule

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            FAUQUIER BANKSHARES, INC

                                            Date:          June 10, 1999
                                                 -------------------------------
                                            By:       /s/ C. Hunton Tiffany
                                               ---------------------------------
                                                   C. Hunton Tiffany
                                                   President and Chief Executive
                                                   Officer

                                INDEX TO EXHIBITS

(3)      (i)      Articles of Incorporation
         (ii)     Bylaws

(10)     Material contracts

(11)     Statement re: computation of per share earnings

(21)     Subsidiaries of the registrant

         Financial Data Schedule